UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
FORGE GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Forge Global Holdings, Inc.
4 Embarcadero Center, Floor 15
San Francisco, CA 94111

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 20, 2025

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Forge Global Holdings, Inc. (the "Company" or "Forge"), a Delaware corporation, will be held on June 20, 2025, commencing at 11:00 a.m. (Pacific Time), virtually at www.virtualshareholdermeeting.com/FRGE2025, for the following purposes, as more fully described in this proxy statement:

1.to elect the Class III director nominees named in this proxy statement, each to serve on our Board of Directors (the “Board”) for a three-year term and until their respective successors are duly elected and qualified;

2.to conduct a non-binding advisory vote regarding the compensation of our named executive officers;

3.to ratify the appointment of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm for the year ending December 31, 2025;

4.to approve an amendment to the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan (the "2022 Plan"); and

5.to transact other business as may properly come before the meeting or any adjournment of the meeting.

This year’s Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting online and submit written questions during the meeting by visiting www.virtualshareholdermeeting.com/FRGE2025. You will need the 12-digit control number, which is located on your proxy card, to attend the Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. On or about April 30, 2025, we will mail a Notice of Internet Availability (the "Notice") to our stockholders instead of paper copies of our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2024 ("Annual Report"). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, Annual Report, and proxy card.

The Board has fixed the close of business on April 24, 2025 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of our common stock at the close of business on such record date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholders, for any purpose relevant to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at our principal executive offices at 4 Embarcadero Center, Floor 15, San Francisco, CA 94111.

We hope that you will join us at the Annual Meeting. We appreciate your continued support of Forge.

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YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting, please vote your shares to ensure your representation and the presence of a quorum at the Annual Meeting. Your vote is important regardless of the number of shares you own.

If your shares are registered in your name, you may vote your shares on the Internet by visiting www.proxyvote.com, by telephone, or by completing, signing, dating, and returning a proxy card. If you mail your proxy card or vote by the Internet or telephone and then decide to vote your shares online during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

If your shares are held in the name of a broker, bank, or other nominee, and you receive notice of the Annual Meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary.

By Order of the Board of Directors,

/s/ Kelly Rodriques
Chief Executive Officer

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2025

The Notice, proxy statement, and our Annual Report will all be available on our website at https://ir.forgeglobal.com/financials/sec-filings on or about April 30, 2025. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.
iii

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

A: What is the date, time and place of the Annual Meeting?

Our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 20, 2025, beginning at 11:00 a.m. (Pacific Time). Stockholders who own shares of our common stock as of the record date, April 24, 2025 (the “Record Date”), are entitled to vote at the Annual Meeting. This year’s Annual Meeting will be a virtual meeting conducted via live webcast and can be attended by visiting www.virtualshareholdermeeting.com/FRGE2025. The online meeting will begin promptly at 11:00 a.m. (Pacific Time). We encourage you to access the Annual Meeting 15 minutes prior to the start time, leaving ample time for the check in and to ensure that you can hear audio. Technicians will be available to assist you with any technical difficulties you may have accessing the website of the Annual Meeting or during the Annual Meeting. Technical support will be available 15 minutes prior to the start of the Annual Meeting.

Q: Why did I receive these materials?

The proxy materials for our Annual Meeting include the Notice of Internet Availability (the "Notice"), this proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2024 ("Annual Report"). If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.

Q: Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

As permitted by SEC rules, we are making this proxy statement and our Annual Report available to our stockholders electronically via the Internet instead of a paper copy of the proxy materials. The Notice contains instructions on how to access this proxy statement and our Annual Report and vote online. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Q: Can I access the proxy materials electronically?

Yes. Your Notice, proxy card or voting instruction card will contain instructions on how to:

1.view our proxy materials for the Annual Meeting on the Internet; and

2.instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxyvote.com.

Instead of receiving a Notice or copies of our future annual reports, proxy statements, and proxy cards by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of printing and mailing documents to you and help conserve natural resources. If you elect to receive these materials by electronic delivery, you may change your election at any time.

Q: Who will be entitled to vote?

Stockholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 12,524,364 shares of common stock outstanding. As a reminder, the Company effected a 1-for-15 reverse split of the Company's common stock on April 14, 2025 (the "Reverse Split"). Accordingly, all share amounts in this proxy statement have been adjusted to reflect the Reverse Split unless otherwise provided. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on the following proposals:

1.to elect the Class III director nominees named in this proxy statement, each to serve on our Board for a three-year term and until their respective successors are duly elected and qualified;

2.to hold an advisory vote regarding the compensation of our named executive officers;

3.to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2025;

4.to approve an amendment to the 2022 Plan; and

5.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.FOR the election of Kelly Rodriques, Ashwin Kumar, and Brian McDonald as Class III directors, each to serve on our Board for a three-year term and until their respective successors are duly elected and qualified;

2.FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement;

3.FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2025; and

4.FOR the approval of an amendment to the 2022 Plan.

Q: How can I attend the virtual Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote, and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/FRGE2025 and providing your control number. This number is included in the Notice or on your proxy card.

If you hold your position through a bank, broker, or other nominee and would like to join the meeting and vote or ask a question, you will need to supply them with a legal proxy at least 72 hours in advance of the Annual Meeting. Please follow the instructions from your bank, broker, or other nominee on how to obtain a legal proxy. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer, or other nominee holder. If you were not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

Q: How can I submit a question during the Annual Meeting?

If you want to submit a question or make a comment during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/FRGE2025 with a valid control number, type your question into the “Ask a Question” field, and click “Submit.” Questions and comments submitted via the virtual meeting platform that are pertinent to Annual Meeting matters will be addressed during the meeting. Questions and comments that are not pertinent to Annual Meeting matters or that are not addressed during the meeting due to time constraints will be addressed after the meeting by our investor relations department. Questions or comments that are not related to the proposals under discussion, are about personal concerns not shared by stockholders generally, or use blatantly offensive language may be ruled out of order.

Q: Why is the Annual Meeting virtual only?

A virtual Annual Meeting enables stockholders to attend and participate from any location around the world and provides for cost savings to the Company and our stockholders.

Q: What constitutes a quorum?

On the Record Date, the Company had 12,524,364 shares of common stock outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of common stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of outstanding shares entitled to vote, present in person, or represented by proxy at the Annual Meeting will constitute a quorum at the Annual Meeting. In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Q: How do I cast my vote?

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank, or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder. As indicated above, if you hold your position through a bank, broker, or other nominee and would like to join the meeting and vote or ask a question, you will need to supply them with a legal proxy at least 72 hours in advance of the Annual Meeting. Please follow the instructions from your bank, broker, or other nominee on how to obtain a legal proxy.

Registered Stockholders. If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet, or vote by proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.

•TO VOTE DURING THE ANNUAL MEETING: To vote during the live webcast of the Annual Meeting, you must first log into the meeting portal at www.virtualshareholdermeeting.com/FRGE2025, enter your name, e-mail address, and valid control number. Upon completing your registration, you will have access to the Annual Meeting portal where you can submit a question or vote during the meeting. Stockholders will be able to access the Annual Meeting platform beginning at 10:45 a.m. (Pacific Time) on June 20, 2025 at www.virtualshareholdermeeting.com/FRGE2025.

•TO VOTE BY PHONE: To vote by telephone, dial toll-free (800) 690-6903 using any touch-tone telephone and follow the recorded instructions. Please have your proxy card available when you call.

•TO VOTE BY INTERNET: To vote through the Internet, please visit www.proxyvote.com or follow the instructions on your proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on June 19, 2025.

Q: How may I change or revoke my proxy?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank, or other nominee for instructions on how to change their proxy vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

1.delivering written notice of revocation to our Corporate Secretary at our principal executive offices at 4 Embarcadero Center, Floor 15, San Francisco, CA 94111;

2.submitting another proxy that is dated later than the original proxy (including a proxy via telephone or the Internet); or

3.voting via the Internet at the Annual Meeting.

Q: What is a broker non-vote?

Broker non-votes occur when shares are held indirectly through a broker, bank, or other intermediary on behalf of a beneficial owner (referred to as held in “street name”) and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary voting authority on the matter or the broker chooses not to vote on a matter for which it has discretionary voting authority. Under the rules of the New York Stock Exchange (the “NYSE”) that govern how brokers may vote shares for which they have not received voting instructions from the beneficial owner, brokers are permitted to exercise discretionary voting authority only on “routine” matters when voting instructions have not been timely received from a beneficial owner. Proposal 3 is considered a “routine matter.” Therefore, if you do not provide voting instructions to your broker regarding such proposal, your broker will be permitted to exercise discretionary voting authority to vote your shares on such proposal. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to Proposal 1, Proposal 2, or Proposal 4.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

Proposal 1–Election of Class III Directors. A plurality of the votes properly cast on the election of directors is required to elect each of the Class III director nominees named herein. You may vote “FOR” or “WITHHOLD” with respect to each of the nominees. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal 2–Non-binding, Advisory Vote to Approve the Compensation of Our Named Executive Officers. The affirmative vote of a majority of the votes properly cast for and against such matter is required to approve this proposal. The proposal must receive more "FOR" votes than votes "AGAINST." You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 3–Approval of the Ratification of KPMG as Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes properly cast for and against such matter is required to approve this proposal. The proposal must receive more "FOR" votes than votes "AGAINST." You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 4–Approval of an Amendment to the 2022 Plan. The affirmative vote of a majority of the votes properly cast for and against such matter is required to approve this proposal. The proposal must receive more "FOR" votes than votes "AGAINST." You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q: When will the results of the vote be announced?

The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a stockholder proposal or director nomination for next year's annual meeting?

Stockholder proposals pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2026 annual meeting of stockholders, to be held in 2026 (the “2026 Annual Meeting”), must be received by the Company at its principal executive offices at 4 Embarcadero Center, Floor 15, San Francisco, CA 94111 no later than the close of business on December 31, 2025.

Stockholders wishing to make a director nomination or bring a proposal before the 2026 Annual Meeting (but not include it in the Company’s proxy materials) must provide written notice of such nomination or proposal to our Corporate Secretary at the Company’s principal executive offices no later than the close of business on March 22, 2026 and not earlier than the close of business on February 20, 2026, assuming the Company does not change the date of the 2026 Annual Meeting by more than 30 days before or more than 60 days after the anniversary of the 2025 Annual Meeting. If the 2026 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary of the 2025 Annual Meeting, such notice must be provided no later than the close of business on the later of the 90th day prior to the scheduled date of the 2026 Annual Meeting or the 10th day following the Company’s public announcement of the date of the 2026 Annual Meeting and not earlier than the close of business on the 120th day prior to the scheduled date of the 2026 Annual Meeting. Any stockholder proposal or director nomination must comply with the provisions of the Company’s bylaws and be submitted in writing to our Corporate Secretary at the Company’s principal executive offices. Additionally, under Rule 14a-4 promulgated under the Exchange Act, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Q: What if I hold my shares in street name?

If you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on this proposal. If your broker exercises this discretion, your shares will be counted as present for purposes of determining the presence of a quorum at our Annual Meeting and will be voted in the manner directed by your broker on Proposal 3 to ratify KPMG as our independent registered public accounting firm, but your shares will constitute broker non-votes on each of the other proposals at our Annual Meeting. On all other proposals, your broker is not permitted to vote your shares without your instructions and uninstructed shares are considered broker non-votes. Accordingly, a broker non-vote will not be counted in determining the outcome of the vote on these matters. If your shares are held by a broker, the broker will ask you how you want to vote your shares. Therefore, it is important that you give instructions to your broker as to how to vote your shares.

Q: If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you submit the enclosed proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. If you hold your shares in street name, you may vote your shares in person only if you obtain a legal proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares. You may also vote online by following the instructions provided on the proxy card. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the meeting.

Q: What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank, or other nominee may have sent you a notice that your household will receive only one Annual Report, Notice, and proxy statement. This procedure is known as “householding” and is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. If you consented or were deemed to have consented to householding, your broker, bank, or other nominee may send one copy of our Annual Report, Notice, and proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank, or other nominee. If you are receiving multiple copies of our Annual Report, Notice, and proxy statement, you may be able to request householding by contacting your broker, bank, or other nominee.

If you wish to request extra copies free of charge of our Annual Report or proxy statement, please send your request in writing to the Company at its principal executive offices at 4 Embarcadero Center, Floor 15, San Francisco, CA 94111, Attention: Investor Relations or by email at IR@forgeglobal.com.

Q: Who is soliciting the proxies and who pays the costs?

Your proxy is being solicited by the Board. All expenses associated with this solicitation will be borne by us. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to our stockholders but we will not pay any compensation for their services.

Proxies may be solicited on our behalf by telephone or through other means by our directors, officers, and other employees who will receive no additional compensation therefor.

PROPOSAL 1 – ELECTION OF DIRECTORS

Following the recommendation by the Nominating and Corporate Governance Committee, the Board recommends that the nominees below, each a current Class III director, be elected at the Annual Meeting for new terms extending until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified.

Name	Class	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Kelly Rodriques	III	2022	2025	2028
Ashwin Kumar	III	2022	2025	2028
Brian McDonald	III	2025	2025	2028

For more information concerning the nominees, see “Board of Directors and Corporate Governance.” If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

Vote Required

A plurality of the votes properly cast on the election of directors is required to elect each of the Class III director nominees named herein. A plurality means that the nominees receiving the highest number of affirmative "FOR" votes at the Annual Meeting will be elected as directors. You may vote “FOR” or “WITHHOLD” with respect to each of the director nominees. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends that you vote “FOR” each of the director nominees.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act generally requires each public company to include in its proxy statement a separate proposal subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution. In 2023, we held our first "say-on-pay" vote and we currently hold such vote annually.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in "Executive Compensation." This vote is not limited to any specific item of compensation or any specific named executive officer, but rather addresses the overall compensation of our named executive officers and our philosophy, policies, and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company, the Compensation Committee, or the Board. However, we value the opinions of our stockholders and intend to take the results of the vote on this proposal into account in our future decisions regarding the compensation of our named executive officers.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K is hereby APPROVED.”

Vote Required

The affirmative vote of a majority of the votes properly cast for and against such matter is required to approve this proposal. The proposal must receive more "FOR" votes than votes "AGAINST." You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends a vote "FOR" the approval of the compensation of our named executive officers pursuant to a non-binding advisory vote.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the year ending December 31, 2025. Services provided to the Company and its subsidiaries by Ernst & Young LLP ("EY"), our former independent registered public accounting firm, for the years ended December 31, 2024 and December 31, 2023 are described under “Independent Registered Public Accounting Firm” and “Audit Committee Report.”

Vote Required

The affirmative vote of a majority of the votes properly cast for and against such matter is required to approve this proposal. The proposal must receive more "FOR" votes than votes "AGAINST." You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Representatives of KPMG are expected to be present at the Annual Meeting, have an opportunity to make a statement, and be available to respond to appropriate questions from our stockholders.

If the Company’s stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace KPMG as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

The Board recommends that you vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2025.

PROPOSAL 4 - APPROVAL OF AN AMENDMENT TO THE
FORGE GLOBAL HOLDINGS INC. 2022 STOCK OPTION AND INCENTIVE PLAN

Overview

Equity incentives play a critical role in our success by providing our key personnel with a direct stake in the Company that encourages and incentivizes strong performance while closely aligning interests with those of the Company and our stockholders. Our Board believes the number of shares of common stock available for issuance under the 2022 Plan is not sufficient to make the grants that are needed to provide adequate long-term equity incentives to our key personnel over the next 12 months.

Accordingly, our Board approved on February 10, 2025, subject to stockholder approval, an Amendment to (i) increase the maximum number of shares of common stock that may be automatically added to the share reserve on January 1 of each year until (and including) January 1, 2032 from 3% to 4% of the total number of shares of our common stock outstanding on the immediately preceding December 31, or such lesser number of shares as approved by our Board (the "Evergreen Increase"), (ii) to increase the maximum number of shares of the Company’s common stock reserved for issuance under the 2022 Plan by an additional 198,826 shares (the “Share Pool Increase”), subject to adjustment as described under the 2022 Plan, and (iii) increase the limit on the number of shares reserved for issuance pursuant to the exercise of incentive stock options ("ISOs") under the 2022 Plan by 198,826 shares (inclusive of awards previously granted as ISOs), subject to adjustment as described in the 2022 Plan (the “ISO Reserve Increase”). This Amendment will enable the Company to continue recruiting and retaining key personnel with equity compensation grants and continue aligning their interests with those of our stockholders. A copy of the Amendment is attached to this proxy statement as Appendix A.

Reasons to Approve the Amendment

•The Size of the Share Pool Increase and Evergreen Increase is Reasonable. In determining the number of shares to add to the authorized share pool for the 2022 Plan and the appropriate evergreen percentage, the Board considered a number of factors, including key data relating to outstanding equity awards and shares available for grant, historical share usage, and future share needs. If the Amendment is approved by our stockholders, the 1) Share Pool Increase will result in 198,826 additional shares of common stock being added to the share reserve upon approval and 2) we anticipate that the Evergreen Increase will result in up to 496,850 additional shares of common stock being added to the share reserve on January 1, 2026 and each subsequent year until and including January 1, 2032 (or such lesser number of shares as approved by our Board), assuming our issued and outstanding common stock as of the immediately preceding December 31 is 12,421,259 each such year (the number of shares of common stock outstanding as of April 29, 2025). If the Amendment is not approved, the existing 2022 Plan will continue in effect, but we will be limited in the grants that we will be able to make, and thus be in a disadvantaged position compared to our competitors. We also may be compelled to replace future equity awards with cash awards, which will not align the interests of our employees with those of our stockholders as effectively as equity awards.

•We Manage Our Equity Award Use Thoughtfully. While equity incentives awards play a critical role in our success by incentivizing our key personnel, we also recognize that such awards dilute existing stockholders and require that we responsibly manage the growth of our equity compensation program. Accordingly, we have managed our long-term stockholder dilution to date by limiting the number of equity incentive awards granted to only personnel we believe are critical to creating value for our stockholders. Furthermore, our Board and Compensation Committee closely monitor and balance multiple factors, including our burn rate and dilution, when granting equity incentive awards in order to maximize stockholder value.

•Hiring Activity, Annual RSU Bonuses, and Market Volatility Driving Need for More Shares. Driving our growth strategy and achieving profitability are critical to our future. Since the initial adoption of the 2022 Plan, we have embarked on an accelerated growth journey that has necessitated a number of leadership transitions. Our equity-based compensation programs have been and will continue to be a key component of our ability to successfully attract, retain, and motivate exceptionally talented and experienced leaders. As our strongest asset is our human capital, our ability to continue to deploy equity strategically as a key tool in attracting and retaining top talent in a competitive market will continue to be critical to our ability to successfully achieve our strategic and profitability objectives. At the same time that our hiring needs have evolved, our stock price has been negatively impacted by market volatility, resulting in the share reserve of our 2022 Plan being depleted more rapidly than expected. Lastly, we paid a portion of annual bonuses earned in fiscal years 2023 and 2024 to key personnel in the form of restricted stock units ("RSUs"), including our executives, to further align employee and stockholder interests while conserving cash resources.

Description of the 2022 Plan

A summary description of the material features of the 2022 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2022 Plan and is qualified by reference to the 2022 Plan, as proposed to be amended by the Amendment. Stockholders should refer to the 2022 Plan for more complete and detailed information about its terms and conditions.

The 2022 Plan was adopted by the Board on March 21, 2022 following approval by our stockholders on March 15, 2022. The 2022 Plan allows the Company to make equity and equity-based incentive awards to officers, employees, directors, and consultants.

An aggregate of 859,967 shares were originally reserved for issuance under the 2022 Plan (the “Initial Limit”) upon its adoption. The 2022 Plan also provides that the number of shares reserved and available for issuance under the 2022 Plan will automatically increase each January 1, beginning on January 1, 2023 and ending on the tenth (10th) anniversary of the effective date of the 2022 Plan, by 3% of the outstanding number of shares of common stock of the Company on the immediately preceding December 31 or such lesser number of shares as approved by the Board, based on the recommendations of the Compensation Committee. This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split, or other similar change in the Company’s capitalization. The maximum aggregate number of shares of common stock that may be issued in the form of ISOs shall not exceed the lesser of the Initial Limit as cumulatively increased on each January 1. Shares underlying any awards under the 2022 Plan or under the Amended and Restated Forge Global, Inc. 2018 Equity Incentive Plan (the "2018 Plan") that are forfeited, cancelled, reacquired by the Company prior to vesting, or otherwise terminated (other than by exercise) will generally be added back to the shares available for issuance under the 2022 Plan and, to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, the shares that may be issued as ISOs.

The 2022 Plan contains a limitation whereby the value of all awards under the 2022 Plan and all other cash compensation paid by the Company to any non-employee director may not exceed $1,000,000 in any calendar year; provided, however, such limit shall not exceed $750,000 in any year in which such non-employee director was initially elected or appointed.

The 2022 Plan is administered by the Compensation Committee, the Board, or such other similar committee pursuant to the terms of the 2022 Plan (the “plan administrator”). The plan administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2022 Plan. The plan administrator may delegate to a committee consisting of one or more officers, including the Chief Executive Officer, the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the 2022 Plan are officers, employees, non-employee directors, and consultants of the Company and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement, approximately 300 individuals will be eligible to participate in the 2022 Plan, which includes our executive officers, non-executive employees, and non-employee directors. As noted above in "Reasons to Approve the Amendment," the actual number of individuals we grant awards to is less than this number given we only grant awards to personnel we believe are critical to creating value for our stockholders.

The 2022 Plan permits the granting of both options to purchase common stock intended to qualify as ISOs under Section 422 of the Code and options that do not so qualify. Options granted under the 2022 Plan will be non-qualified options ("NSOs") if they fail to qualify as ISOs or exceed the annual limit on ISOs. ISOs may only be granted to employees of the Company and its subsidiaries. NSOs may be granted to any persons eligible to receive awards under the 2022 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the shares of common stock on the date of grant or, in the case of an ISO granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of a stock option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of shares of common stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

The plan administrator may award restricted shares of common stock and RSUs to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant shares of common stock that are free from any restrictions under the 2022 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

The plan administrator may grant cash-based awards under the 2022 Plan to participants, subject to the achievement of certain performance goals, including continued employment (or other service relationship).

The 2022 Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2022 Plan, to certain limits in the 2022 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends, and similar events.

The 2022 Plan provides that upon the effectiveness of a “sale event” (also referred to as a “change in control”), as defined in the 2022 Plan, an acquirer or successor entity may assume, continue, or substitute outstanding awards under the 2022 Plan. To the extent that awards granted under the 2022 Plan are not assumed, continued, or substituted by the successor entity, all awards granted under the 2022 Plan shall terminate; in such case, except as may be otherwise provided in the relevant award agreement, all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (1) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (2) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares under such awards.

Participants in the 2022 Plan are responsible for the payment of any federal, state, or local taxes that the Company or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

The 2022 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

The plan administrator may amend or discontinue the 2022 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2022 Plan will require the approval of the Company’s stockholders.

No awards may be granted under the 2022 Plan after the date that is ten years from the effective date of the 2022 Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Company with respect to participation in the 2022 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state, or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant, exercise, vesting, or settlement of an award or the disposition of stock acquired under the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Tax Consequences to the Participants

NSOs. Generally, there is no taxation to the participant upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

ISOs. The 2022 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. A participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, then the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the exercise price paid by the participant for that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, then the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

Restricted Stock Awards. Generally, a participant who is granted a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the participant generally will not recognize income until the restrictions constituting the substantial risk of forfeiture lapse, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of such lapse over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant for the stock. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse.

RSU Awards. Generally, a participant who is granted a RSU award will recognize ordinary income at the time the stock is delivered equal to (1) the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock or (2) the amount of cash paid to the participant. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a RSU award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Stock Appreciation Rights. Generally, a participant who is granted a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Performance Awards and Other Stock Awards. Generally, a participant who is granted a performance award or other stock award will recognize ordinary income equal to the fair market value of the stock received over any amount paid by the participant in exchange for such stock, or the amount of cash paid to the participant.

Tax Consequences to the Company

General. In each case described above, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant with respect to the stock award at the same time the participant recognizes such ordinary income. the Company’s ability to realize the benefit of any tax deductions depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.

Compensation of Covered Employees. The ability of the Company to obtain a deduction for amounts paid under the 2022 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2022 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits and Historical Equity Awards

The plan administrator grants awards under the 2022 Plan on a discretionary basis, and it is not possible as of the date of this proxy statement to determine future awards (including, without limitation, options) that will be received by our executive officers or others under the 2022 Plan. Please see the section entitled “Executive Compensation—Equity Compensation Plan Information” for more information.

If the Company’s stockholders approve this proposal, the Amendment will become effective as of the date on which the Amendment is approved by stockholders, and awards may be granted under the amended 2022 Plan. If the Company’s stockholders do not approve the Amendment, the Company will continue to grant awards under the existing 2022 Plan as long as shares are available for such purpose.

Interests of Directors and Executive Officers

Our current directors and executive officers have substantial interests in the matters set forth in this proposal since equity awards may be granted to them under the 2022 Plan.

Vote Required

The affirmative vote of a majority of the votes properly cast for and against such matter is required to approve this proposal. The proposal must receive more "FOR" votes than votes "AGAINST." You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends a vote "FOR" the Amendment of the 2022 Plan.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is comprised of seven (7) directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate of incorporation also provides that our Board will be divided into three (3) classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age, and other information for each member of our Board as of April 30, 2025:

Name	Class	Age	Position	Director Since	Current Term Expires
Kimberley Vogel	I	57	Director	2022	2026
Debra Chrapaty	I	64	Director	2023	2026
Asiff Hirji	II	58	Director	2022	2027
Larry Leibowitz	II	65	Director	2024	2027
Kelly Rodriques	III	61	Director and Chief Executive Officer	2022	2025
Ashwin Kumar	III	58	Director	2022	2025
Brian McDonald	III	54	Director	2025	2025

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be comprised of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our stockholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy, and strategic planning. Additionally, we desire that the Board include members that have specific knowledge related to our industry.

The Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Corporate Governance Guidelines, which specify, among other things, that the Nominating and Corporate Governance Committee will consider criteria such as independence, skills, and experience in the context of the needs of the Board. In addressing issues of diversity, the Nominating and Corporate Governance Committee considers a nominee’s diversity of background and experience. The Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee, and carefully considers this when determining Board composition. The Nominating and Corporate Governance Committee requires certain minimum qualifications to be satisfied by any nominee for a position on the Board, which include: 1) high standards of personal and professional ethics and integrity, 2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, 3) skills that are complementary to those of the existing directors on the Board, 4) the ability to assist and support management and make significant contributions to the Company’s success, and 5) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

The Nominating and Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications for our Board set forth in the Company’s Nominating and Corporate Governance Committee charter and the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance experience, integrity, risk management experience, and sound business judgment. Finally, the director biographies below include a non-exhaustive description of other key experiences and qualifications that further qualify each individual to serve on the Board. These collective qualities, skills, experiences, and attributes are essential to our Board’s ability to exercise its oversight function for the Company and our stockholders, and guide the long-term sustainable, dependable performance of the Company.

Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our Class I directors will serve until our 2026 annual meeting of stockholders, our Class II directors will serve until our 2027 annual meeting of stockholders, and our Class III directors will serve until the Annual Meeting. In addition, our certificate of incorporation provides that directors may be removed only with cause upon the affirmative vote of at least two-thirds of our outstanding shares of stock entitled to vote thereon.

When filling a vacancy on the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, and the same process is used for all candidates, including candidates recommended by stockholders.

Our Board Diversity

The Nominating and Corporate Governance Committee identifies, reviews, and makes recommendations of candidates to serve on our Board, and considers director qualifications that include, without limitation, diversity factors such as differences in professional background, education, age, and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our Board.

Director Nominees

Kelly Rodriques has served as CEO and a member of our Board since the closing of our business combination with Motive Capital Corp in March 2022, and has served in the same roles with Forge Global, Inc. since July 2018. Prior to Forge, Mr. Rodriques served as Chief Executive Officer of PENSCO Trust Company from March 2010 to September 2016. Since September 2016, he has been the Managing General Partner of Operative Capital, an early stage investor in financial technology companies. He was previously an Operating Partner at Ignition Growth Capital from October 2006 to January 2010, where he led the investment in mFoundry, a leading mobile banking software company. He served as the Chief Executive Officer of Totality from 2002 to 2006. He previously served as the Chief Executive Officer of Novo from 1994 to 2002. Mr. Rodriques received a B.S. in Education from California State University, Fresno. We believe Mr. Rodriques is well qualified to serve on our Board due to his deep industry knowledge and the experience he brings as our CEO.

Ashwin Kumar has served as a member of our Board since March 2022. Mr. Kumar is an industry partner at Motive Partners, which he joined in 2021, and has also served as Head of EMEA for Jain Global, a multi-strategy asset manager since 2024. Prior to joining Motive Partners, from 2018 to 2021, Mr. Kumar was founding partner of 7RIDGE, a private markets asset manager invested in financial technology and associated transformative technologies. Mr. Kumar’s extensive experience spans investment banking, capital markets, public and private markets investing, and market infrastructure across the United States and Europe with over 30 years in the financial sector. Prior to 7RIDGE, Mr. Kumar was Managing Director, Global Head of Group Product and Business Development at Deutsche Börse from 2015 to 2018. As member of the senior executive leadership team, Mr. Kumar was a member of the Group Management Committee, Group Risk Committee, Corporate Venture Capital Investment Committee, Product Development Lab Steering Committee, and Datafication Council. Preceding this, Mr. Kumar has over 14 years of experience on the investing side including being a founding partner at Meru Capital and Old Lane Partners, both global multi-strategy hedge funds investing across all major asset class and regions across both public and private markets. Prior to this, Mr. Kumar held senior executive roles at capital markets divisions of global banks including as Managing Director, Head of Rates Trading Europe and Head of Strategic Rates Trading Europe at Bank of America; Managing Director, Head of US Rates Trading for Commerzbank Securities USA and at Credit Suisse First Boston where he ran the global US Treasury Options business. Mr. Kumar has served as a board member of Digital Asset

Holding, a leading enterprise DLT financial technology company, and Pratham U.K., an NGO focused on education, and is currently a board member of Trumid, a leading financial technology company enabling the electronification and transformation of fixed income marketplaces, and Martial Arts Charitable Trust. Mr. Kumar received a B.S. in Industrial Management/Industrial Engineering from Purdue University and an M.B.A. in Finance from the University of Chicago. We believe Mr. Kumar is well qualified to serve on our Board due to his expertise in the financial, banking, and financial technology sectors and his experience on the boards of other companies and organizations.

Brian McDonald has served as a member of our Board since March 2025. Mr. McDonald is a veteran in the financial services and wealth management industries. From December 2017 to January 2025, Mr. McDonald served as Managing Director, Head of Direct and Institutional Businesses at Morgan Stanley. In this role, he oversaw multiple strategic initiatives, including helping to build and lead Morgan Stanley at Work, one of the largest workplace businesses in the world. Prior to joining Morgan Stanley, he spent over 20 years at Charles Schwab leading its workplace and retail service functions, including most recently as Senior Vice President. Since February 2025, Mr. McDonald has served on the boards of two companies as an Executive in Residence at TIFIN, an AI platform for asset, wealth, and insurance services. Mr. McDonald received a B.A. in Economics from Indiana University and an M.B.A. from Ball State Graduate School of Business. We believe Mr. McDonald is well qualified to serve on our Board due to his expertise in the financial services and wealth management industries, and his experience on the boards of other companies and organizations.

Continuing Directors

Class I Directors

Kimberley Vogel has served as a member of our Board since March 2022. Ms. Vogel has been a director of Trico Bancshares and Tricounties Bank since February 2020 and is currently chair of its Audit Committee, and a member of its Cyber Risk and Information Technology Committee and Compensation and Management Succession Committee. Ms. Vogel has been a director of TriplePoint Venture Growth BDC Corp. since December 2021 and is currently chair of its Audit Committee and a member of its Valuation Committee, Compensation Committee, and Nominating and Corporate Governance Committee. She was President, Co-Founder, and Board Director of BaseVenture Investing, Inc. from 2014 to 2019, serving as Transitional President in 2019 after the company was sold to Fidelity National Information Services, Jacksonville, Florida (FIS). From 2005 to 2014, she was the Chief Financial Officer at mFoundry. She was the Chief Financial Officer of Semaphore Partners from 1998 to 2003. She was previously a Vice President and Senior Equity Research Analyst at Montgomery Securities (Bank of America Securities) from 1995 to 1998. She served as a Senior Financial Auditor at Sutter Health Systems from 1992 to 1993 and a Senior Accountant and Auditor at KPMG from 1989 to 1992. She is also a board member (ex-officio) and CFO of the Harvard Business School Association of Northern California. She received an M.B.A. from Harvard Graduate School of Business, a B.S. in Accounting from Saint Mary’s College, and is a Certified Public Accountant. Ms. Vogel is currently an instructor with Stanford Continuing Studies. We believe Ms. Vogel is well qualified to serve on our Board due to her financial acumen, her expertise in the financial, banking, and financial technology sectors, and her experience on the boards of other companies and organizations.

Debra Chrapaty has served as a member of our Board since April 2023. Since July 2022, she has served as the Chief Technology Officer of Toast, a restaurant technology and end-to-end cloud platform company, where she leads engineering, architecture, and infrastructure, including financial technology, platform and international services, developer productivity, and cloud. Ms. Chrapaty previously served as the VP and COO of Amazon Alexa from August 2020 to June 2022, leading product growth and monetization, third-party skills and devices, and international product expansion. Prior to this, she served in multiple leadership roles at Wells Fargo from April 2018 to August 2020, including as Chief Technology Officer. Ms. Chrapaty has also held multiple leadership positions for other well-known brands, including the National Basketball Association, E*TRADE, Microsoft, Cisco, and Zynga. Throughout her career, Ms. Chrapaty has also been a valued board member and advisor for many well-known companies, including as a director of Udemy since December 2024. She received a B.B.A. in Economics from Temple University, an M.B.A. in Information Systems from New York University's Stern School of Business, and participated in the Director’s Consortium, a post-graduate education program for directors serving on public company boards at Stanford University. We believe Ms. Chrapaty is well qualified to serve on our Board due to her significant operational experience as an executive in the technology industry and her experience on the boards of other companies and organizations.

Class II Directors

Asiff Hirji has served as a member of our Board since June 2022. He was previously a member of the board of directors of Forge Global, Inc. from November 2019 until the closing of our business combination with Motive Capital Corp in March 2022. Mr. Hirji has served as the President of MoonPay, a cryptocurrency company, since January 2023, and previously served as the President of Figure Technologies, Inc., a blockchain-based home equity lender, from January 2020 until December 2022. Prior to joining Figure, from November 2017 to June 2019, Mr. Hirji served as President and Chief Operating Officer of Coinbase, Inc., a cryptocurrency company, where he helped significantly grow the company’s revenue and valuation. Prior to Coinbase, Mr. Hirji was an Operating Advisor with Andreessen Horowitz, a venture capital firm, from October 2016 to December 2017, Chief Restructuring Officer of Hewlett Packard Inc., an information technology company, from November 2014 to March 2017, a Partner at TPG Capital, a private equity firm, from April 2007 to December 2013, and served as President and Chief Operating Officer of TD Ameritrade, a provider of investment and trading services, from July 2002 to October 2006. Mr. Hirji has also served on a number of public and private boards of directors, including Citrix Systems, a cloud computing and virtualization technology company, from May 2006 to July 2015, Advent Software, an automation and workflow software company, from September 2011 to July 2015, Saxo Bank A/S, an investment bank, from December 2010 to September 2018, and Lefteris Acquisition Corp., a special purpose acquisition company, from October 2020 to November 2022. Mr. Hirji also served as an Advisory Board Member for Nubank (Nu Pagamentos S.A.), a financial technology company, from December 2019 to July 2021. Mr. Hirji received a B.S. in Computer Science from the University of Calgary and an M.B.A. from Ivey Business School at Western University. We believe Mr. Hirji is well qualified to serve on our Board due to his expertise in the information technology, investment, and financial services sectors and his experience on boards of directors of other companies and organizations.

Larry Leibowitz has served as a member of our Board since March 2024. Since January 2022, Mr. Leibowitz has served as Chief Executive Officer of Entrypoint Capital, a quantitative investment management firm. Prior to this, he held leadership positions at multiple other companies in the investment space, including as Chief Operating Officer, Head of Global Equities Markets and member of the board of directors of NYSE Euronext from 2007 to 2013, Chief Operating Officer of Americas Equities at UBS from 2004 to 2007, Co-Chief Executive Officer of Schwab-Soundview Capital Markets from 2001 to 2004, and Chief Executive Officer of Redibook ECN from 1999 to 2002. Mr. Leibowitz has also served on the board of directors of Enfusion Inc., a software provider in the investment management industry, since October 2021, and Concord Acquisition Corp II, a special purpose acquisition company, since June 2021. He has also served on the board of directors of XCHG Xpansiv, an intelligent commodities exchange focusing on renewable energy products, since June 2019, and is on the board of directors of various other private companies in the financial technologies, asset management, and digital law businesses. He previously served on the board of directors of Cowen Inc., a financial services company, from May 2018 to March 2023, Concord Acquisition Corp, a special purpose acquisition company, from March 2021 to December 2022, and Concord Acquisition Corp III, a special purpose acquisition company, from June 2021 to December 2024. Mr. Leibowitz received an A.B. in Economics from Princeton University. We believe Mr. Leibowitz is well qualified to serve on our Board due to his expertise in the investment and financial services sectors, as well as his experience on boards of directors of other companies and organizations.

Independence of the Board

The NYSE has adopted independence standards for companies listed on the NYSE, which apply to the Company. These standards require a majority of the Board to be independent and every member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee to be independent. NYSE standards provide that a director is considered independent only if the Board “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company).” In addition, the NYSE prescribes certain other “independence” standards.

To determine which of its members is independent, the Board uses the standards prescribed by the NYSE and also considers other relevant facts and circumstances, including whether a director had any other past or present relationships with the Company that created conflicts or the appearance of conflicts. With respect to Mr. Leibowitz, the Board specifically considered a consulting agreement entered into between the Company and Mr. Leibowitz in April 2025 pursuant to which Mr. Leibowitz is entitled to $110,000 in equity compensation. The

Board concluded that such relationship would not impede the exercise of independent judgment by Mr. Leibowitz.

Based on its most recent review, the Board has affirmatively determined that Ms. Chrapaty, Mr. Hirji, Mr. Kumar, Mr. Leibowitz, Mr. McDonald, and Ms. Vogel each meet the requirements to be independent directors.

Board Committees and Meetings

Our Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. The composition, duties, and responsibilities of these committees are set forth below. In the future, our Board may establish other committees as it deems appropriate to assist it with its responsibilities.

For the year ended December 31, 2024, our Board held 8 meetings. Our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee held 7, 5, 4, and 4 meetings, respectively during 2024. In 2024, each director attended at least 75% of the meetings of the Board during such director’s tenure and the meetings held by the committees on which they served. Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage but do not require our directors to attend. All of our directors who served on our Board at the time of our 2024 annual meeting of stockholders attended such meeting. Each member of the Board is expected to make reasonable efforts to attend and participate in meetings of the Board and committees on which they serve. Attendance and participation at meetings is an important component of the directors’ duties and, as such, attendance rates will be taken into account by the Nominating and Corporate Governance Committee and the Board in connection with assessments of director candidates for renomination as directors.

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Kimberley Vogel	Chair	Chair	X
Debra Chrapaty		X		X
Asiff Hirji			Chair
Larry Leibowitz		X	X
Ashwin Kumar	X			Chair
Brian McDonald	X			X

Audit Committee

The Audit Committee is responsible for, among other matters:

•Overseeing the Company’s financial reporting process on behalf of the Board.

•The appointment, compensation, retention, and oversight of the work of the Company's independent auditors and any other registered public accounting firm engaged for the purpose of performing audits, reviews, or other services for the Company.

•Reviewing and discussing the overall audit plan (both internal and external) with the independent auditors and the members of management who are responsible for preparing the Company’s financial statements.

•Evaluating the performance, responsibilities, budget, and staffing of the Company’s internal audit function and reviewing the internal audit plan.

•Reviewing reports from management and the Risk Committee concerning the Company’s risk assessment of its major risk exposures and the steps management and the Risk Committee have taken to monitor and control such exposures, when such risk exposures come within the purview of the Audit Committee’s responsibilities.

•Establishing procedures for 1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and 2) the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•Discussing with management and the independent auditors, and reviewing with the Board, the legal and regulatory requirements applicable to the Company and its subsidiaries and the Company’s compliance with such requirements.

Our Board has affirmatively determined that each of Ms. Vogel, Mr. Kumar, and Mr. McDonald meet the definition of an independent director for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of the Audit Committee is financially literate and our Board has determined that Ms. Vogel qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The written charter for our Audit Committee is available on our website at https://ir.forgeglobal.com/governance/governance-documents. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

•Reviewing and reassessing periodically (and where appropriate, making such recommendations to the Board as the Compensation Committee deems advisable with regard to) the Company’s processes and procedures for considering and determining director and executive officer compensation.

•Administering the Company’s equity compensation plans.

•Reviewing the Company’s overall compensation strategy, including base salary, incentive compensation, and equity-based grants, to ensure that it promotes stockholder interests and supports the Company’s strategic objectives, while also providing appropriate rewards and incentives for management and employees.

•Reviewing and approving the corporate goals and objectives to be considered in evaluating the compensation of the CEO, and determining and approving the CEO's compensation based on such evaluation.

•Reviewing and approving the compensation of other key management.

•Reviewing and making such recommendations to the Board as the Compensation Committee deems advisable regarding the compensation of the directors of the Company, including compensation under any equity-based plans.

•Administering the Company's compensation recovery, or clawback, policy in the event any of the Company's executive officers are erroneously awarded incentive-based compensation.

Our Board has affirmatively determined that each of Ms. Vogel, Ms. Chrapaty, and Mr. Leibowitz meet the definition of an independent director for purposes of serving on the Compensation Committee. The Board has adopted a written charter for the Compensation Committee, which is available on our website at https://ir.forgeglobal.com/governance/governance-documents. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

•Identifying, evaluating, and making recommendations to the Board regarding, nominees for election to the Board and its committees.

•Developing and recommending to the Board corporate governance guidelines, and periodically reviewing such guidelines for any changes.

•Annually evaluating the performance of the Board and each committee.

•Overseeing the Company's goals and undertakings to be a socially responsible corporation.

•Considering and making recommendations to the Board regarding the composition of the Board and its committees.

•Reviewing and discussing with the Board succession plans for the CEO and other key management.

Our Board has affirmatively determined that each of Mr. Hirji, Mr. Leibowitz, and Ms. Vogel meet the definition of an independent director for purposes of serving on the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at https://ir.forgeglobal.com/governance/governance-documents. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Risk Committee

The Risk Committee is responsible for, among other matters:

•Reviewing overall risk governance and approving the enterprise-wide risk management and operational risk framework to identify, measure, monitor, and control the major types of risk posed by and to the business of the Company.

•Reviewing the performance and activities of the Company’s risk management function.

•Reviewing and approving key policies with respect to oversight of significant risks, including but not limited to capital, legal, compliance, credit, liquidity, market, model, third-party, interest rate, information security, cybersecurity, technology, vendor, data governance, reputational, strategic, personnel, operational risk, regulatory, geopolitical, and commercial.

The Board has adopted a written charter for the Risk Committee, which is available on our website at https://ir.forgeglobal.com/governance/governance-documents. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Board Leadership Structure

We believe that the structure of our Board and its committees provides us strong overall management and benefits the Company and its stockholders. We have a majority of independent directors and believe it is also beneficial for our CEO, Kelly Rodriques, to serve on our Board because of his unique business experience and history with the Company. We currently do not have a chair of the Board.

Our Board has determined that it is advisable and in the best interests of our stockholders to have a lead independent director and has accordingly appointed Asiff Hirji as our lead independent director. Mr. Hirji presides over meetings of our independent directors, serves as a liaison between Mr. Rodriques and our independent directors, and performs such additional duties as our Board may otherwise determine and delegate.

Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while the Board, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which we are exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our Board maintains oversight of our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team. Our Board also receives regular reports on all significant committee activities at each regular Board meeting, and evaluates the risks inherent in significant transactions.

In addition, our Board has tasked designated standing committees with oversight of certain categories of risk management. Our Risk Committee reviews our overall risk governance and supervises our enterprise-wide risk management and operational risk framework, as well as key policies, to identify, measure, monitor, and control the major types of risk posed by and to our business. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in areas such as internal control over financial reporting and disclosure controls and procedures, as well as legal and regulatory compliance and potential conflicts of interest. Our Compensation Committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee assesses risks associated with Board organization, membership and structure, and corporate governance, as well as risks attributable to environmental, social, and governance ("ESG") policies and other programs supporting the sustainable growth of the business. These committees provide regular reports on our risk management efforts to the full Board.

Code of Business Conduct and Ethics

Our Board has established a Code of Business Conduct and Ethics (the "Code of Conduct") that applies to our officers, directors, and employees. Among other matters, our Code of Conduct is designed to deter wrongdoing and to promote:

•Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•Full, fair, accurate, timely, and understandable disclosure in our SEC reports and other public communications.

•Compliance with applicable laws, rules, and regulations.

•Prompt internal reporting of violations of the Code of Conduct to appropriate persons.

•Accountability for adherence to the Code of Conduct.

Any waiver of the Code of Conduct for our directors or officers may be made only by our Board (or if permitted, the Audit Committee) and will be promptly disclosed as required by law or NYSE regulations. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Conduct applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Our Code of Conduct is available on our website at https://ir.forgeglobal.com/governance/governance-documents. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Insider Trading Policy

We have adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of our securities that applies to all directors, officers, and employees of the Company and its subsidiaries. We believe that our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards. A copy of our insider trading policy is included as Exhibit 19.1 to our Annual Report filed with the SEC on March 6, 2025. In addition, it is our policy to comply with applicable insider trading laws, rules, and regulations, and any exchange listing standards that apply to the Company itself when engaging in transactions in the Company's securities.

Pursuant to our insider trading policy, all directors, officers, and employees are also prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for any loan or as part of any other pledging transaction, or holding our common stock in margin accounts.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for non-employee directors and executive officers of the Company, which became effective as of December 10, 2024. These guidelines require, subject to certain exceptions, that our non-employee directors and executive officers own common stock with a value equal to at least:

•in the case of non-employee directors, five times the value of their annual retainer for service on the Board (not including any annual cash retainers paid for Board committee service or any other compensation paid);

•in the case of our chief executive officer, five times the value of their annual base salary; and

•in the case of executive officers other than the chief executive officer, two times the value of their annual base salary.

Compliance with the Policy will be determined on an annual basis on the last day of each fiscal year (each, a "Determination Date") beginning on December 31, 2029, with compliance to be assessed based on the 30-day average closing price of our common stock as reported on the NYSE ending on the trading day immediately preceding the Determination Date. Compliance for each non-employee director is required by the first Determination Date that occurs on or after the fifth anniversary of their election to the Board or, if later, the fifth anniversary of the effective date of the guidelines. Compliance for our chief executive officer and other executive officers is required by the first Determination Date that occurs on or after the fifth anniversary of acquiring their relevant title or, if later, the fifth anniversary of the effective date of the guidelines.

Shares of common stock owned for the purposes of these guidelines include shares directly owned, unvested time-based vesting RSUs, and shares beneficially owned by a covered person in a grantor trust or similar instrument. Shares underlying unexercised stock options and unearned performance-based equity awards are excluded from shares owned. The guidelines also provide for certain exceptions to compliance, including if compliance would result in severe hardship, would prevent the covered person from complying with a court order, or if non-compliance were attributable to significant volatility in the Company's stock.

Our Compensation Committee is responsible for monitoring compliance with these guidelines and periodically reviewing such guidelines. Each of our non-employee directors and executive officers is either currently in compliance with these guidelines or is in the applicable phase-in period for compliance.

Environmental, Social, and Governance Matters

Sustainable business practices are embedded in our day-to-day operations, which we believe improve our profitability and support long-term value creation for our stockholders. Board oversight of our ESG matters occurs through our Board committees. The Nominating and Corporate Governance Committee reviews management’s integration of ESG matters such as diversity, transparency, and sustainability into our business strategy and objectives. The Audit Committee provides regular oversight of our ethics and compliance matters. The Compensation Committee oversees our compensation philosophy which seeks to attract and retain talent that aligns with our mission, values, and culture. The Risk Committee is responsible for overseeing our enterprise-wide management framework. In addition, our ESG Committee brings together employees from our investor relations, talent, communications, operational, legal, and financial reporting teams and is specifically tasked with developing, tracking, and maintaining our ESG initiatives and overall strategy.

Meetings of Independent Directors

In accordance with our Corporate Governance Guidelines, our independent directors, led by our lead independent director, seek to meet at regularly scheduled executive sessions without management participation. Independent directors have the opportunity to meet in executive session without members of management as often as they deem appropriate, but at a minimum annually.

Stockholder Nominations for the Board of Directors

The Nominating and Corporate Governance Committee will consider stockholder nominations for membership on the Board. For the 2026 Annual Meeting, nominations may be submitted to 4 Embarcadero Center, Floor 15, San Francisco, CA 94111, Attention: Corporate Secretary. Nominations must be in writing and comply with the advance notice provisions and other requirements specified in our bylaws, and we must receive such nominations within the time periods specified on page 6 of this proxy statement. Nominations not received within this time frame will be considered untimely.

Communications by Stockholders and Other Interested Parties with the Board

Stockholders and other interested parties may contact the Board as a whole, and with individual directors, by sending regular mail to:

Forge Global Holdings, Inc.
4 Embarcadero Center, Floor 15
San Francisco, CA 94111
Attention: Board of Directors, c/o Corporate Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

Corporate Governance Guidelines

We are committed to operating our business under strong and accountable corporate governance practices. The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, succession planning, and periodic performance evaluation of the Board and committees. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

You are encouraged to visit the “Governance Documents” section of our website at https://ir.forgeglobal.com/governance/governance-documents to view or to obtain copies of our committee charters, Code of Conduct, and Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board or Compensation Committee and the Board or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees.

Non-Employee Director Compensation

Our Board has adopted an Outside Director Compensation Policy (the "Director Compensation Policy), which was developed with input from our independent compensation consultant, Compensia, Inc. ("Compensia"), based on practices and compensation levels at comparable companies. The Director Compensation Policy is designed to enable the Company to attract, retain, and reward high-caliber non-employee directors ("Outside Directors"). In December 2024, we amended our Director Compensation Policy to 1) increase Outside Director compensation for service on ad hoc committees of the Board, 2) provide for cash compensation for Outside Directors serving on the board of directors (or equivalent governing body) of Company subsidiaries, and 3) prorate the first Annual Award (as defined below) for any new Outside Director based on their time served on the Board prior to their first annual meeting of the Company's stockholders.

Under this Director Compensation Policy, each Outside Director receives the cash and equity compensation for Board services described below. We also reimburse our Outside Directors for reasonable, customary, and documented travel expenses to meetings of our Board or its committee and other expenses.

Cash Retainers

Under our Director Compensation Policy, Outside Directors are entitled to receive the following cash compensation for their service on our Board:

•$35,000 per year for service as a Board member.

•$30,000 per year for service as Chair of the Board.

•$16,500 per year for service as Lead Independent Director of the Board.

•$20,000 per year for service as Chair of the Audit Committee.

•$10,000 per year for service as a member of the Audit Committee.

•$12,000 per year for service as Chair of the Compensation Committee.

•$6,000 per year for service as a member of the Compensation Committee.

•$8,000 per year for service as Chair of the Nominating and Corporate Governance Committee.

•$4,000 per year for service as a member of the Nominating and Corporate Governance Committee.

•$8,000 per year for service as Chair of the Risk Committee.

•$4,000 per year for service as member of the Risk Committee.

Each Outside Director who serves as the chair of a committee will receive only the annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee. All cash payments to Outside Directors are paid quarterly in arrears on a pro-rated basis, as applicable.

In addition to the above standing committees, the Board may also establish various ad hoc committees from time to time to accomplish a specific goal or purpose. Outside Directors who serve on such ad hoc committees may be compensated up to 1) $1,500 per committee meeting attended, or such lesser amount as determined by the Board, or 2) additional annual fees (paid quarterly in arrears on a prorated basis) of up to $10,000 for each ad hoc committee on which they serve, or such lesser amount as determined by the Board.

Outside Directors may also serve on the board of directors (or equivalent governing body) of any subsidiary of the Company from time to time (each, a “Subsidiary Board”). Outside Directors are eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) of up to $20,000 for each Subsidiary Board on which they serve, or such lesser amount as determined by the Board.

Initial Awards

The Director Compensation Policy provides for an initial, one-time award (an "Initial Award") of RSUs upon election to the Board with a grant date Fair Market Value equal to $240,000. “Fair Market Value” is determined on the basis of the trailing 20 trading day period ending on the last day immediately prior to the grant date, unless determined by the Board at the time of grant. Each Initial Award is granted as soon as practicable by the Board after the date on which such individual first becomes an Outside Director (the "Start Date"), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. Each Initial Award vests and settles as to 1/12th of the shares subject to the Initial Award beginning on the first Quarterly Vesting Date occurring after the date the applicable Outside Director’s service as an Outside Director commenced and each Quarterly Vesting Date thereafter, until the Initial Award is fully vested, in each case subject to the Outside Director continuing to provide services to the Company through the applicable vesting date. "Quarterly Vesting Dates" are defined as March 1, June 1, September 1, and December 1 of a given year.

Annual Awards

On the date of each annual meeting of the Company’s stockholders, the Director Compensation Policy provides for an RSU award (an "Annual Award") with a grant date Fair Market Value equal to $170,000; provided that the Fair Market Value of the first Annual Award granted to an individual who became an Outside Director after the prior annual meeting will be adjusted pro rata based on the number of days between the applicable Start Date and the date of the first Annual Meeting to occur after such individual first becomes an Outside Director. Each Annual Award will vest and settle as to 1/4th of the shares subject to the Annual Award beginning on the first Quarterly Vesting Date occurring after the date of the applicable annual meeting and each Quarterly Vesting Date thereafter, until the Annual Award is fully vested, in each case subject to the Outside Director continuing to provide services to the Company through the applicable vesting date.

Sale Event

In the event of a Sale Event (as defined in the Director Compensation Policy), each Outside Director will fully vest in their outstanding Company equity awards, including any Initial Awards or Annual Awards, and all restrictions on RSUs will lapse provided that the Outside Director continues to be an Outside Director through such date.

Annual Compensation Limit

No Outside Director may be paid, issued, or granted, in any fiscal year of the Company, cash compensation and equity awards with an aggregate value greater than $1,000,000 for such Outside Director’s first year of service or $750,000 in any subsequent year (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. GAAP)). Any cash compensation paid or equity awards granted to an individual for their services as a Company employee, or for their services as a consultant (other than as an Outside Director), do not count for purposes of this annual compensation limit.

Director Compensation Table

The following table presents the total compensation for each person who served as an Outside Director during fiscal year 2024. Mr. Rodriques did not receive any additional compensation for his service as a director during fiscal year 2024 because he is our CEO. Information regarding Mr. Rodriques' compensation for fiscal year 2024 is presented in "Executive Compensation Tables - Summary Compensation Table." Mr. McDonald currently serves as an Outside Director but is not included in the below table because he was not appointed to our Board until fiscal year 2025.

Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of our Outside Directors in fiscal year 2024. All share amounts have been adjusted to reflect the Reverse Split.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Ashwin Kumar (3)	66,250	164,984	—	231,234
Asiff Hirji (4)	76,372	164,984	—	241,356
Blythe Masters (5)	53,804	164,984	—	218,788
Debra Chrapaty (6)	63,109	164,984	—	228,093
Eric Leupold (7)	53,261	164,984	—	218,245
Kimberley Vogel (8)	118,250	164,984	—	283,234
Larry Leibowitz (9)	38,580	406,243	—	444,823

(1) Unless otherwise provided, amounts reflect cash retainers earned or paid in fiscal year 2024 pursuant to our Director Compensation Policy.

(2) Amounts reported represent the grant date fair value of RSUs granted pursuant to our Director Compensation Policy calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. See Note 10 to the audited consolidated financial statements in our Annual Report for a discussion of the assumptions made by us in determining the grant date fair value.

(3) As of December 31, 2024, Mr. Kumar held 3,465 outstanding RSUs.

(4) As of December 31, 2024, Mr. Hirji held (i) 3,599 outstanding RSUs and (ii) outstanding options to purchase 4,163 shares of common stock.

(5) Ms. Masters resigned from our Board in December 2024 and therefore held no outstanding RSUs as of December 31, 2024.

(6) As of December 31, 2024, Ms. Chrapaty held 7,447 outstanding RSUs.

(7) Mr. Leupold resigned from our Board in March 2025. As of December 31, 2024, Mr. Leupold held (i) 6,763 outstanding RSUs and (ii) outstanding options to purchase 4,163 shares of common stock.

(8) As of December 31, 2024, Ms. Vogel held 3,465 outstanding RSUs.

(9) As of December 31, 2024, Mr. Leibowitz held 9,715 outstanding RSUs.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 30, 2025:

Name	Age	Position
Kelly Rodriques	61	Chief Executive Officer
James Nevin	44	Chief Financial Officer
Jennifer Phillips	44	Chief Revenue and Growth Officer

For biographical information on Mr. Rodriques, see “Board of Directors and Corporate Governance - Continuing Directors.”

James Nevin has served as our Chief Financial Officer since January 2025. He most recently served in multiple leadership positions at the London Stock Exchange Group (“LSEG”) for over a decade, including as Managing Director of the Funds, Research, and Content business lines from March 2021 until September 2023, Managing Director, Head of Data Solutions from December 2019 to March 2021, and Chief Financial Officer and Managing Director of the Information Services division from July 2014 to December 2019. In between his tenure at LSEG and joining Forge, he served as a strategic advisor to several private equity and portfolio companies. Prior to LSEG, Mr. Nevin served as Associate Director, Corporate Finance at Evolution Securities (which was acquired by Investec in 2011) from 2010 to 2011, Manager, Corporate Finance at Oriel Securities (which was acquired by Stifel Financial Corp. in 2014) from 2007 to 2010, and Manager, Consumer Business External Audit at Deloitte from 2003 to 2007. Mr. Nevin received a B.A. in Economics and Philosophy from the University of Nottingham in 2003, and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Jennifer Phillips has served as our Chief Revenue and Growth Officer since January 2024, and previously as our Chief Growth Officer and President of Forge Markets from January 2022 to January 2024, and SVP, Head of Capital Markets of Forge Securities from November 2020 to January 2022. Prior to this, she served in multiple roles at SharesPost, Inc. from May 2013 until its acquisition by Forge in November 2020, including most recently as President of SharesPost Financial Corporation. Prior to this, Ms. Phillips held multiple other positions in the financial technology and financial services industries, including at Silver Lake Waterman, Jeffries & Company, Merrill Lynch, and Bank of America. Ms. Phillips received a B.S. in Administration and Finance from Northeastern University.

EXECUTIVE COMPENSATION

Executive Compensation Program

This Executive Compensation section provides perspective and narrative disclosure relating to, and should be read along with, the executive compensation tables included below. In addition, this section may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding our future compensation program. The compensation programs that we adopt in the future could vary significantly from our historical practices and the program summarized in this section.

As a smaller reporting company, we are not required to include a Compensation Discussion and Analysis in this proxy statement under the applicable rules and regulations of the SEC. However, we are disclosing information regarding our executive compensation philosophy, practices, and decision-making during the fiscal year ended December 31, 2024 to assist our stockholders in understanding our compensation program.

Our named executive officers, or NEOs, for fiscal year 2024 were:

•Kelly Rodriques, our Chief Executive Officer ("CEO")

•Mark Lee, our former Chief Financial Officer ("CFO")

•Jennifer Phillips, our Chief Revenue and Growth Officer

•Drew Sievers, our former Chief Operating Officer

•Johnathan Short, our former Chief Legal Officer

Mr. Lee terminated as our CFO effective January 20, 2025, and transitioned on such date to our Chief of Strategic Wealth Solutions to oversee strategic financial and wealth initiatives and support the transition of James Nevin, our current CFO. Mr. Sievers terminated as our Chief Operating Officer effective September 30, 2024. Mr. Short terminated as our Chief Legal Officer effective May 31, 2024.

Compensation Philosophy and Objectives of our Compensation Program

The overall objective of our executive compensation program is to attract, retain, and incentivize highly talented leaders who embody our mission and values. We do this by designing programs that tie executive compensation to individual performance, overall company performance, and the interests of our stockholders. Our executive compensation program is designed with a mix of short-term and long-term components, with cash and equity elements in proportions that we believe provide appropriate incentive to retain our executives and management team and help to achieve success in our business. As such, we believe that our approach to executive compensation is aligned with that of our stockholders.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our executive compensation program seeks to achieve this objective by ensuring that we can:

•Attract strategic top talent that will allow us to execute on our current plans and scale our growing business.

•Reward our executives, who possess proven experience, knowledge, skills, and leadership criteria.

•Incentivize our executives by giving them a stake in our growth and prosperity and encouraging the continuance of their services with us.

•Align the interests of stockholders and executives without creating an incentive for inappropriate risk-taking.

2024 Compensation Highlights

We commenced a multi-year journey in 2023 with the introduction of performance-based RSUs in our executive compensation program to further strengthen the pay-for-performance alignment of our program as we mature as a public company. Enhancements to our program in fiscal year 2024 included:

•Enhancing the "at risk" component of our annual executive equity grant framework by providing that no performance-based equity granted to our executives in fiscal year 2024 would be eligible to vest unless threshold performance of at least 75% of our performance goals were met.

•Expanding the performance-based criteria for both our annual executive equity grant and cash bonus framework by introducing Adjusted EBITDA as an additional metric alongside annual revenue, consistent with our focus on achieving profitability.

•Paying portions of the annual incentive bonuses earned in fiscal year 2024 by our executives in the form of fully vested RSUs to conserve cash resources and to further align the interests of our executives with our stockholders.

•Adopting stock ownership guidelines requiring our executive officers and non-employee directors to hold at least a minimum amount of equity.

We intend to continue evolving our program based on stockholder feedback in order to best align our long-term performance and stockholder experience with the retention and incentive objectives of our program. Pay outcomes for executives in fiscal year 2024 included:

•Annual cash bonus payouts ranging from 87% to 94% of target based on fiscal year 2024 revenue and Adjusted EBITDA performance and each executive's individual performance.

•Performance-based RSUs achievement at 96% of target based on fiscal year 2024 revenue and Adjusted EBITDA performance.

Stockholder Advisory Vote on Executive Compensation

In an advisory vote held at our 2023 annual meeting of stockholders, our stockholders expressed their preference to hold a non-binding stockholder advisory vote on the compensation of our NEOs (the “Say-on-Pay Vote”) every year. On August 31, 2023, our Board considered the outcome of this advisory vote and determined that future Say-on-Pay Votes will be conducted every year. Our Compensation Committee and Board intend to carefully consider the voting results from the advisory Say-On-Pay Vote put forth at this and future annual meetings of stockholders. At our 2024 annual meeting of stockholders, approximately 89% of the votes cast were in favor of the Say-on-Pay Vote. Our Compensation Committee and Board considered the result of the 2024 Say-on-Pay Vote in making decisions with respect to fiscal year 2024 compensation. As part of our commitment to ongoing and transparent communication with our stockholders, we will continue this open dialogue to ensure we understand stockholder views on these important issues as part of our ongoing evolution as a public company.

How We Determine Compensation

Role of the Compensation Committee and Board

Our Compensation Committee, composed entirely of independent directors, is responsible for reviewing the annual compensation program and policies for our executives, including our NEOs. In addition, the Compensation Committee is responsible for evaluating the performance of our executives, including our NEOs, on an annual basis and approving their compensation levels, structure, and mix of pay. Our Board is responsible for approving CEO compensation in consultation with the Compensation Committee.

Role of Management

Our Compensation Committee and Board work with and receive information and input from management, including from our CEO, Chief People Officer ("CPO"), CFO, and legal department, and consider such information in determining the structure and amount of compensation to be paid to our executives, including our NEOs. Management’s role is to ensure that the Company’s compensation programs and policies align to the achievement of the Company’s strategic and operational goals, are informed by external data, and provide insight to the Compensation Committee and Board on Company and individual performance. Our CEO, CPO, and CFO frequently attend Compensation Committee meetings to report and give input on various compensation-related matters. No members of management participate in decisions regarding their own compensation and are asked to recuse themselves when their respective compensation is determined.

Role of Compensation Consultant

Our Compensation Committee has the sole authority to appoint, select, retain, and terminate outside advisors, including compensation consultants, to assist in its evaluation of executive compensation. Our Compensation Committee has retained Compensia as its independent compensation consultant.

In fiscal year 2024, Compensia assisted our Compensation Committee and Board by providing independent advice to our Compensation Committee and management on current trends and best practices in compensation design and program alternatives; preparing and presenting compensation peer group and broader compensation market data for competitive comparisons and, based on this information, preparing independent analyses on executive compensation, including our NEOs; reviewing the compensation-related disclosures in our 2024 proxy statement; and attending meetings as requested to offer insights and perspectives on compensation-related matters.

Our Compensation Committee has assessed the independence of Compensia in accordance with the applicable SEC and NYSE rules and regulations and concluded that Compensia’s work does not raise any conflict of interest.

Use of Competitive Market Data

Our Compensation Committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are typically reviewed on an annual basis. We undertake this review with the assistance and recommendations of Compensia. Following our transition to a public company in 2022, the Compensation Committee and Compensia performed a peer group analysis in August 2022.

Key criteria considered in the analysis included:

•Revenue - Up to $500 million.

•Market Capitalization - Between $200 million and $3.2 billion.

•Qualitative Factors - Financial technology focused companies with other comparable factors, including revenue growth, proximity to IPO/SPAC business combination, relevant business model, and competitor status.

Based on such criteria and considerations, the Compensation Committee approved the following peer group in September 2022, which it referenced in making decisions with respect to fiscal year 2024 compensation:

Alkami Technology	AppFolio
Asure Software	Boku
Clearwater Analytics Holdings	CoreCard
Digimarc	Ebix
eGain	Enfusion
Intapp	Latch
MarketAxess Holdings	MarketWise
Mitek Systems	nCino
Open Lending	Paya Holdings
Q2 Holdings	Tradeweb Markets

In August 2024, our Compensation Committee approved adjustments to the above compensation peer group to be used for purposes of fiscal year 2025 compensation decision-making to remove eight companies (AppFolio, Clearwater Analytics Holdings, Ebix, Intapp, Latch, nCino, Paya Holdings, and Q2 Holdings) and add six companies (Blend Labs, Cass Information, CS Disco, Expensify, Paysign, and Red Violet), in each case based on fit relative to the criteria described above, resulting in the below peer group:

Alkami Technology	Asure Software
Blend Labs	Boku
Cass Information	CoreCard
CS Disco	Digimarc
eGain	Enfusion
Expensify	MarketAxess Holdings
MarketWise	Mitek Systems
Open Lending	Paysign
Red Violet	Tradeweb Markets

The Compensation Committee considers peer group data as one factor to inform its decisions about overall compensation opportunities and specific compensation elements. In addition to such market data, our Compensation Committee considers a number of additional factors, including, but not limited to, individual and Company performance, financial plan achievement, revenue growth, achievement of key initiatives, and strategic needs.

Although the Compensation Committee does not adhere to a specific formula and does not target a certain percentile of compensation versus peer group data, we believe it is important to understand the competitive landscape to effectively assess each executive's total compensation, as well as overall governance and market trends. We strive to ensure that our compensation program and opportunities remain equitable and competitive, while also considering factors such as our size, scope of operations, and our relative performance, where appropriate.

Elements of Compensation

In fiscal year 2024, the principal elements of our executive compensation program were base salary, annual performance-based cash bonuses, and long-term incentives in the form of equity incentives. We are committed to providing appropriate cash and equity incentives to compensate our executives, including our NEOs, in a manner that our Compensation Committee and Board determine is reasonable and appropriate to motivate and retain key talent.

Base Salaries

Our NEOs each receive a base salary to compensate them for services rendered to us. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Base salaries are reviewed by the Compensation Committee annually, typically in connection with our annual performance review process, approved by our Compensation Committee or Board, and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. We do not assign any single factor in making decisions regarding base salary adjustments.

After considering these factors, the Compensation Committee determined to incrementally increase Mr. Sievers’ base salary in fiscal year 2024 in connection with his promotion to our Chief Operating Officer, as set forth in the table below. No other base salaries were increased for fiscal year 2024:

Name	2024 Base Salary	2023 Base Salary	Percent Increase
Kelly Rodriques	$575,000	$575,000	—%
Mark Lee	$420,000	$420,000	—%
Jennifer Phillips	$425,000	$425,000	—%
Drew Sievers	$415,000	$400,000	3.75%
Johnathan Short	$400,000	$400,000	—%

Annual Cash Bonuses

Our NEOs are each eligible to earn annual incentive bonuses based on the achievement of certain pre-established Company performance objectives, including revenue and Adjusted EBITDA targets and individual performance. The following table sets forth the target bonus opportunity for each NEO in fiscal year 2024, which were unchanged from fiscal year 2023:

Name	2024 Target Bonus Opportunity (as a % of 2024 Base Salary)	2024 Target Bonus Opportunity	2023 Target Bonus Opportunity (as a % of 2023 Base Salary)	2023 Target Bonus Opportunity
Kelly Rodriques	150%	$862,500	150%	$862,500
Mark Lee	78%	$327,600	78%	$327,600
Jennifer Phillips	136%	$578,000	136%	$578,000
Drew Sievers	75%	$311,250	75%	$300,000
Johnathan Short	65%	$260,000	65%	$260,000

With respect to Mr. Rodriques, performance objectives were approved by our Compensation Committee and Board. With respect to all other NEOs, performance objectives were mutually determined between each NEO and Mr. Rodriques and approved by the Compensation Committee. Each NEO’s annual bonus for fiscal year 2024 was determined using each NEO’s target bonus opportunity as set forth above.

For each NEO in fiscal year 2024, 50% of their bonus was determined based on Company performance and 50% was determined based on each NEO's individual performance. In fiscal year 2023, Company performance was based solely on a total annual revenue goal. In fiscal year 2024, consistent with our focus on achieving profitability, our Compensation Committee and Board expanded the performance-based criteria for our cash bonus framework by introducing Adjusted EBITDA as an additional metric alongside revenue. Accordingly, in fiscal year 2024, we measured the percentage of Company performance (the "Company Performance Percentage") based on the average of 1) a Revenue Attainment Percentage and 2) a Adjusted EBITDA Percentage.

"Revenue Attainment Percentage" was defined as a percentage equal to the actual revenue achieved for fiscal year 2024 divided by a total annual revenue goal of $84.9 million (less transaction-based expenses and calculated in accordance with U.S. GAAP). "Adjusted EBITDA Percentage" was defined as a percentage equal to 1) 100%, plus 2) the percentage obtained by dividing (A) actual Adjusted EBITDA for fiscal year 2024 minus the Adjusted EBITDA goal of ($40.3 million) by (B) $40.3 million.

Our Compensation Committee and Board determined that the Company Performance Percentage for fiscal year 2024 was 96% based on actual revenues for the year of $78.7 million and Adjusted EBITDA of ($40.8 million).

In determining individual achievement, our Compensation Committee and Board considered a variety of pre-established strategic goals that were set to be aggressive yet achievable with strong performance by each executive. While we do not disclose the specifics of these goals due to competitive reasons, the general nature of these goals included: increasing adoption of the Company’s products, implementing additional platform features, enhancing cost-efficiency to drive towards profitability, and strategic pursuit of inorganic growth opportunities.

Based on their assessment of Company and individual performance, our Compensation Committee and the Board determined that our NEOs earned the annual bonuses set forth below. The amounts shown for Mr. Sievers and Mr. Short reflect the amounts actually paid in connection with their respective separation agreements as described in "Executive Compensation Program - Employment Agreements."

Name	2024 Actual Bonus Percentage (Against Target Bonus Opportunity)	2024 Earned Bonus
Kelly Rodriques	89.5%	$771,938
Mark Lee	87%	$285,012
Jennifer Phillips	90%	$520,200
Drew Sievers	N/A	$186,750
Johnathan Short	N/A	$125,000

Annual Equity Compensation

We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote retention because they incentivize our executives to remain in our employment during the applicable vesting period.

In fiscal year 2024, we continued to provide annual equity awards consistent with the framework our Compensation Committee and Board developed in 2023. Under this annual equity compensation framework, 50% of Mr. Rodriques' annual equity awards are three-year vesting time-based RSUs and 50% are three-year vesting performance-based RSUs that only vest upon the certification of certain performance metrics by our Compensation Committee and Board ("PSUs"). With respect to all other executives, 75% of their annual equity awards are granted as three-year vesting time-based RSUs and 25% are granted as three-year vesting PSUs.

In fiscal year 2024, our Compensation Committee and Board further evaluated this annual equity compensation framework and determined to 1) enhance the "at risk" component of such framework by providing that no PSUs granted to our executives, including our NEOs, in fiscal year 2024 would be eligible to vest unless threshold performance-based criteria were met and 2) expand the performance-based criteria by introducing Adjusted EBITDA as an additional metric alongside annual revenue.

The RSUs and PSUs granted to each NEO in fiscal year 2024 pursuant to this annual framework are set forth in the table below. In determining each NEO’s grant value, our Compensation Committee and Board evaluated the individual performance, leadership contribution, and criticality of each executive to the Company, and also compared each executive's position against market data for similarly-situated executives at our peers. For more information regarding equity awards granted in fiscal year 2024, see "Executive Compensation Tables - Grants of Plan Based Awards Table." All share amounts have been adjusted to reflect the Reverse Split.

	RSUs		PSUs
Name	Shares	Grant Date Fair Value (1)	Target Shares	Grant Date Fair Value (1)
Kelly Rodriques	47,872	$1,493,606	44,117	$1,270,570
Mark Lee	39,893	$1,244,662	12,254	$413,573
Jennifer Phillips	21,276	$663,811	6,535	$220,556
Drew Sievers	21,276	$663,811	6,535	$220,556
Johnathan Short	26,595	$829,764	8,169	$275,704

(1) Amounts reported represent the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions and are based on the probable outcome of performance-vesting conditions. See Note 10 to the audited consolidated financial statements in our Annual Report for a discussion of the assumptions made by us in determining the grant date fair value. With respect to the PSUs, the dollar value computed is based on the probable outcome of the performance condition as of the date of grant, which was deemed to be 100%.

The vesting conditions for the RSUs and PSUs are described below, and in each case subject to the grantee's continued services to the Company through the applicable vesting date:

•RSUs: Vest in 36 equal monthly installments starting on February 1, 2024.

•PSUs: Up to 100% of the target PSUs are eligible to vest based on the achievement of the Company Performance Percentage measured over fiscal year 2024 (the "PSU Performance Goal"), and subject to certification by our Compensation Committee and Board. Upon certification, 1/3rd of PSUs vest on the certification date and the remaining PSUs vest in 24 equal monthly installments.

The table below sets forth the corresponding percentage of eligible PSUs to vest based on the achievement of the PSU Performance Goal. Our Compensation Committee and Board believed that continuing to use revenue as a performance measure for the PSUs and our annual incentive bonuses was appropriate for our business given the criticality of revenue growth in fiscal year 2024 to influencing long-term stockholder value, and that the addition of Adjusted EBITDA as a metric was also important as an indicator of our operational performance and profitability potential. Our Compensation Committee and Board believed that these are the two most critical indicators of our success both in the short term for 2024, and in influencing long-term value creation after balancing growth and profitability objectives. Our Compensation Committee and Board believed the PSU Performance Goal was challenging yet potentially attainable through successful execution of our business strategy in a difficult macroeconomic environment.

If the following percentage of the PSU Performance Goal is achieved:	…then the percentage of the target number of PSUs to become eligible PSUs is:
Less than 75%	—%
75% to 100%	A percentage of PSUs equal to the target number of PSUs, multiplied by the Company Performance Percentage.

In addition, if the PSU Performance Goal was achieved at a percentage greater than 100% (capped at 150% achievement), Mr. Rodriques, Mr. Lee, Ms. Phillips, Mr. Sievers, and Mr. Short were also eligible to receive cash payments (or at the discretion of the Compensation Committee or Board, fully vested RSUs) of up to $675,000, $187,500, $100,000, $100,000, and $125,000, respectively, based on the degree of outperformance of the PSU Performance Goal (with an incremental payment of 1% of each executive's target for each 1% of outperformance versus the PSU Performance Goal). No additional cash payments were paid based on the PSU Performance Goal achievement percentage as certified by our Compensation Committee and Board.

As with our annual cash bonuses paid in fiscal year 2024, our Compensation Committee and Board certified that 96% of the eligible PSUs could vest based on actual revenues for the year of $78.7 million and Adjusted EBITDA of ($40.8 million). The number of total eligible PSUs certified for each NEO is set forth below. The amounts shown for Mr. Sievers and Mr. Short reflect the amounts they were actually eligible to vest in connection with their respective separation agreements as described in "Executive Compensation Program - Employment Agreements." All share amounts have been adjusted to reflect the Reverse Split.

Name	Target Shares	Total Eligible PSUs Certified
Kelly Rodriques	44,117	42,352
Mark Lee	12,254	11,761
Jennifer Phillips	6,535	6,256
Drew Sievers	6,535	5,231
Johnathan Short	8,169	1,633

Employment Agreements

We have entered into employment agreements with each of our NEOs as described below. We believe that these arrangements provide our executives with increased security in the event of a change in control and enable them to maintain continued focus and dedication to their responsibilities, which will help maximize stockholder value. These agreements include initial base salary, initial target bonus opportunity, and equity compensation details. These employment agreements also provide for payments upon a qualifying termination of employment, including in connection with a change in control of the Company. For more information about potential payments, see “Executive Compensation Tables - Potential Payments Upon a Termination or Change in Control.”

Our continued dedication to evolving Forge's platform, pursuing our path to profitability, and increasing long-term value creation for our stockholders resulted in certain leadership transitions in 2024 and 2025.

Employment Agreement with Mr. Rodriques

We have entered into an employment agreement with Mr. Rodriques which was last amended and restated on June 21, 2023 (the "Rodriques Agreement"). The base salary, annual target cash bonus, and annual equity compensation eligibility as set by the Rodriques Agreement are noted in "Elements of Compensation." The Rodriques Agreement provides for a fixed term of employment, with an initial term of three years. This initial term shall be extended every six months so that the remaining term of the Rodriques Agreement is never more than three years or less than two and one half years unless the Company or Mr. Rodriques delivers written notice to the other before the effective date of any such extension that there will be no such extension, in which event there will be no extension and no further extensions of such initial term. The term of the Rodriques Agreement (as extended) shall be referred to as the “Term” for the purposes of the Rodriques Agreement. In addition, the Company also provided Mr. Rodriques with certain housing-benefits related to his employment as described in "Perquisites" and “Executive Compensation Tables - Summary Compensation Table."

Employment Agreements with Mr. Lee, Ms. Phillips, and Mr. Sievers

Effective March 26, 2024, we entered into amended and restated employment agreements with certain executive officers of the Company pursuant to a form of at-will executive employment agreement (the "Form Executive Employment Agreement"), including Mr. Lee, Ms. Phillips, and Mr. Sievers. Prior to each entering into a Form Executive Employment Agreement, Mr. Lee, Ms. Phillips, and Mr. Sievers were subject to separate employment agreements, which were superseded by their respective Form Executive Employment Agreement. The base salary, annual target cash bonus, and annual equity compensation eligibility as set by their respective employment agreements are noted in "Elements of Compensation."

Mr. Lee terminated as the Company's Chief Financial Officer, effective January 20, 2025. On February 2, 2025, Mr. Lee entered into a separation agreement with the Company (the “Lee Separation Agreement”) containing terms that are materially consistent with the benefits that would be due to him under his employment agreement in the event of a Good Reason termination (as defined therein), except that 1) unless otherwise approved by the Company, his last day of employment with the Company will be June 30, 2025 (the “Lee Separation Date”), and he will continue to serve as an employee of the Company as the Company’s Chief of Strategic Wealth Solutions from the Transition Date until the Lee Separation Date (the “Transition Period”) or such earlier date that his employment with the Company terminates during the Transition Period, 2) he will receive his severance benefits in a lump sum (rather than continued base salary payments over 18 months, as was originally specified in his employment agreement), and 3) he will be entitled to an additional potential cash payment of up to $142,506, which represents a portion of his 2024 annual bonus opportunity, pro-rated for the six (6) months Mr. Lee is anticipated to remain employed by the Company during the Transition Period.

Mr. Sievers terminated as the Company's Chief Operating Officer, effective September 30, 2024. On August 30, 2024, Mr. Sievers entered into a separation agreement with the Company (the “Sievers Separation Agreement”) containing terms that are materially consistent with the benefits that would be due to him under his employment agreement in the event of a Good Reason termination (as defined therein), except that 1) he received his severance benefits in a lump sum (rather than continued base salary payments over 18 months, as was originally specified in his employment agreement), and 2) he received a cash payment of $186,750, which represented a portion of his 2024 annual bonus opportunity, pro-rated for the period Mr. Sievers was employed by the Company during 2024 prior to his termination. Additionally, the Company and Mr. Sievers entered into a consulting agreement on September 9, 2024 (the "Sievers Consulting Agreement") whereby Mr. Sievers would provide consulting services to the Company from October 1, 2024 to December 31, 2024. In exchange for such consulting services, Mr. Sievers was paid a total of $106,346 across equal monthly installments and received continued vesting during the term of the Sievers Consulting Agreement of up to 1,773 RSUs and 522 PSUs.

On April 24, 2025, Ms. Phillips entered into a separation agreement with the Company (the "Phillips Separation Agreement") pursuant to which she will separate as the Company's Chief Revenue and Growth Officer, effective June 26, 2025. The Phillips Separation Agreement contains terms materially consistent with the benefits that would be due to her under her employment agreement in the event of a without Cause termination (as defined therein), except that 1) unless otherwise approved by the Company, her last day of employment with the Company will be June 26, 2025, 2) she will receive equity acceleration and the rights to exercise options for the 18-month period following June 26, 2025 (rather than similar benefits for 12 months, as was originally specified in her employment agreement, and 3) she will provide six (6) months of consulting services from July 2025 to December 2025 in exchange for an additional potential cash payment of up to $472,470.50.

Employment Agreement with Mr. Short

On June 10, 2022, we entered into an offer letter with Mr. Short for the position of our Chief Legal Officer (the “Short Offer Letter”). Mr. Short’s base salary as set by the Short Offer Letter is noted in "Base Salaries." Mr. Short's annual target cash bonus as set by the Short Offer Letter was 50% of his base salary, but was increased to 65% of his base salary in fiscal years 2023 and 2024 to more closely align his compensation with similarly-situated executives at our peers. The Short Offer Letter provided for one-time equity awards in connection with the start of his employment but did not provide for annual equity compensation eligibility. Pursuant to the Short Offer Letter, Mr. Short also received a $350,000 signing bonus, payable as follows: 1) an initial payment of $87,500 to be paid in the first payroll after his start date, 2) a second payment of $87,500 to be paid in the first payroll after four months of employment, 3) a third payment of $87,500 to be paid in the first payroll after eight months of employment, and 4) a fourth payment of $87,500 to be paid in the first payroll after twelve months of employment, in each case subject to his continued service through the payment dates.

Mr. Short terminated as the Company's Chief Legal Officer, effective May 31, 2024. On such date, Mr. Short entered into a separation agreement with the Company (the “Short Separation Agreement”) containing terms that are materially consistent with the benefits that would be due to him under his employment agreement in the event of a Good Reason termination (as defined therein). Additionally, the Company and Mr. Short entered into a consulting agreement on May 31, 2024 (the "Short Consulting Agreement") whereby Mr. Short would provide consulting services to the Company from June 1, 2024 to December 1, 2024. In exchange for such consulting services, Mr. Short was paid a total of $200,000 across equal monthly installments, received continued vesting during the term of the Short Consulting Agreement of up to 26,883 RSUs, and up to 34,070 RSUs (the "CIC RSUs") which are eligible for additional acceleration if a change in control of the Company occurs by June 1, 2025. The CIC RSUs are immediately forfeited by Mr. Short if a Change in Control does occur by such date.

Other Benefits

401(k) Plan

We currently maintain a tax-qualified 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Our 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. We provide matching contributions under the 401(k) plan for all eligible employees, and provided such contributions during fiscal year 2024. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Pension Benefits

We do not maintain any pension benefit or retirement plans other than the 401(k) plan.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Perquisites

We do not view perquisites as important to achieving our compensation objectives at present. Accordingly, we do not provide significant perquisites or other personal benefits to our NEOs, except for corporate housing-related benefits provided to Mr. Rodriques from June 2023 to December 2023 due to his increasing business travel to New York for business purposes. This corporate housing allowance was intended to secure a more cost-effective alternative compared to reimbursement of hotel expenses. Such allowance also enabled Mr. Rodriques to work with increased efficiency by further focusing his efforts on our business instead of travel, hotel, and reimbursement considerations. Our Board approved such 2023 payments, as well as a payment related to the tax liability associated with the housing allowance. In addition, our Board approved additional payments for identical purposes from January 2024 until July 2024. Mr. Rodriques has since obtained personal housing accommodations in New York and therefore no longer requires such housing-related benefits. The costs of these benefits provided to Mr. Rodriques for fiscal years 2023 and 2024 are provided in "Executive Compensation Tables - Summary Compensation Table."

Employee Benefit Plans

Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, and accidental death and dismemberment insurance plans, in each case, on the same basis as all other employees.

Other Aspects of our Executive Compensation Program

Accounting Considerations

We take financial reporting implications into consideration in designing compensation plans and arrangements for our executives, all other employees, and members of our Board. These accounting considerations include Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, or ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.

Tax Considerations

We do not provide any of our NEOs with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999, or 409A. Code Sections 280G and 4999 provide that NEOs, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for our CEO and certain of our current and former highly compensated executive officers. While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, our Compensation Committee and Board may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.

Compensation Recovery Policy

Our Board has adopted a compensation recovery policy in compliance with applicable SEC and NYSE requirements that establishes procedures for recovering erroneously awarded incentive-based compensation received by our executives.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executives and other employees to remain focused on both short-term and long-term strategic goals per our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Equity Grant Timing

We do not have a policy or practice regarding option grant timing because we do not currently grant stock options and have not since the closing of our business combination with Motive Capital Corp ("Motive") on March 21, 2022 (the "Business Combination"). Our Board and Compensation Committee do not take material nonpublic information into account when determining the timing and terms of equity grants, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We did not grant stock options to any of our NEOs in fiscal year 2024.

Executive Compensation Tables

Summary Compensation Table

The following table presents summary information regarding the total compensation for our NEOs. For a narrative disclosure of the material elements of this table, see "Executive Compensation - Executive Compensation Program."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Kelly Rodriques, Chief Executive Officer	2024	575,000	—	2,764,176	771,938 (3)	115,669	4,226,783
	2023	575,000	—	3,656,545	746,862	93,600	5,072,007
	2022	575,000	—	12,934,632	8,949,822	6,100	22,465,554
Mark Lee, Former Chief Financial Officer	2024	420,000	—	1,658,235	285,012 (3)	6,900	2,370,147
	2023	420,000	—	1,351,848	287,773	6,600	2,066,221
	2022	392,000	—	9,159,809	3,339,941	6,100	12,897,850
Jennifer Phillips, Chief Revenue and Growth Officer	2024	425,000	—	884,367	520,200 (3)	6,900	1,836,467
	2023	425,000	—	901,232	493,281	6,600	1,826,113
Drew Sievers, Former Chief Operating Officer	2024	419,192 (4)	—	884,367	—	1,199,040 (5)	2,502,599
	2023	400,000	—	901,232	259,778	—	1,561,010
Johnathan Short, Former Chief Legal Officer	2024	369,231 (6)	—	1,105,468	—	531,900 (7)	2,006,599
	2023	400,000	—	720,986	215,391	6,600	1,342,977
	2022	197,180	175,000	3,819,353	66,788	2,750	4,261,071

(1) Amounts reported represent the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions and are based on the probable outcome of performance-vesting conditions. See Note 10 to the audited consolidated financial statements in our Annual Report for a discussion of the assumptions made by us in determining the grant date fair value. With respect to performance-based awards, the dollar value computed is based on the probable outcome of the performance condition as of the date of grant, which was deemed to be 100%. For more information on the value of performance-based awards granted in 2024 assuming the highest level of performance achievement, see footnote 2 to the "Grants of Plan-Based Awards Table."

(2) Unless otherwise provided, amounts reported represent matching contributions contributed by the Company to each NEO’s account in the Company’s 401(k) plan. With respect to Mr. Rodriques, the amount reported for 2024 also includes $107,000 of corporate housing allowance for his business travel to New York during 2024 and the related tax liability.

(3) Amounts represent the annual cash incentive bonus earned by each NEO in fiscal year 2024 but paid by the Company in 2025, based on the achievement of certain pre-established Company and individual performance criteria for 2024. As noted in "Elements of Compensation - Annual Cash Bonuses," a portion of the cash bonus earned by each NEO was paid in the form of fully vested RSUs granted in February 2025. The portion of the cash bonus granted in the form of RSUs for each of Mr. Rodriques, Mr. Lee, and Ms. Phillips was $89,420, $33,015, and $60,529, respectively. Prorated portions of the cash bonuses earned by Mr. Sievers and Mr. Short in 2024 were paid in connection with their respective separation agreements and are included in "All Other Compensation." For information relating to these payments, see "Executive Compensation Program - Employment Agreements."

(4) Amount includes (i) partial base salary earned by Mr. Sievers in 2024 due to terminating as our Chief Operating Officer in August 2024 and (ii) cash consulting payments of $106,346 paid pursuant to the terms of the Sievers Consulting Agreement. For more information, see "Elements of Compensation - Base Salaries" and "Executive Compensation Program - Employment Agreements," respectively.

(5) Represents cash severance payments of $1,199,040 paid pursuant to the terms of the Sievers Separation Agreement. For more information, see "Executive Compensation Program - Employment Agreements."

(6) Amount includes (i) partial base salary earned by Mr. Short in 2024 due to terminating as our Chief Legal Officer in May 2024 and (ii) cash consulting payments of $200,000 paid pursuant to the terms of the Short Consulting Agreement. For more information , see "Elements of Compensation - Base Salaries" and "Executive Compensation Program - Employment Agreements," respectively.

(7) Represents cash severance payments of $525,000 Mr. Short received in 2024 pursuant to the terms of the Short Separation Agreement. For more information on such payments, see "Executive Compensation Program - Employment Agreements."

Grants of Plan-Based Awards Table

The following table summarizes the plan-based awards granted to each NEO in fiscal year 2024. All share amounts and grant date fair values have been adjusted to reflect the Reverse Split.

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Kelly Rodriques			$862,500
	4/15/2024					$1,270,570	$1,945,570		$1,270,570
	2/29/2024							47,872	$1,493,606
Mark Lee			$327,600
	4/11/2024					$413,573	$601,073		$413,573
	2/29/2024							39,893	$1,244,662
Jennifer Phillips			$578,000
	4/11/2024					$220,556	$320,556		$220,556
	2/29/2024							21,276	$663,811
Drew Sievers			$311,250
	4/11/2024					$220,556	$320,556		$220,556
	2/29/2024							21,276	$663,811
Johnathan Short			$260,000
	4/11/2024					$275,704	$400,704		$275,704
	2/29/2024							26,595	$829,764

(1) Amounts in these columns relate to the annual incentive bonus opportunities based on the achievement of certain pre-established Company and individual performance criteria for fiscal year 2024, and assume achievement at the target incentive opportunity for each NEO. The actual amount earned by each NEO is set forth in the “Summary Compensation Table” and the calculation of the amounts earned is described in “Elements of Compensation - Annual Cash Bonuses.” There were no thresholds or maximums (or equivalent items) related to the annual incentive bonuses.

(2) Amounts in these columns relate to PSU awards. The amounts in the "Target" column reflect the grant date fair value of the PSU awards if 100% of the eligible PSUs were to vest, and calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions and are based on the probable outcome of performance-vesting conditions. See Note 10 to the audited consolidated financial statements in our Annual Report for a discussion of the assumptions made by us in determining the grant date fair value. The amounts in the "Maximum" column reflect the grant date fair value, plus the maximum potential payments that would also have been payable to each NEO based on the degree of outperformance of the PSU Performance Goal (and assuming paid in cash). These potential payments were not made based on our Compensation Committee and Board certifying 96% achievement of the PSU Performance Goal as described in "Elements of Compensation - Annual Equity Compensation." There were no thresholds (or equivalent item) related to the grant of the PSU awards.

(3) Unless otherwise indicated, amounts reported in this column represent the grant date fair value of time-based RSUs and PSUs (assuming 100% of the eligible PSUs were to vest) calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. See Note 10 to the audited consolidated financial statements in our Annual Report for a discussion of the assumptions made by us in determining the grant date fair value.

Outstanding Equity Awards Table

The following table summarizes the outstanding equity plan awards for each NEO as of December 31, 2024. All share amounts, grant date fair values, and option exercise prices have been adjusted to reflect the Reverse Split.

		Option Awards (1)					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested (2)
Kelly Rodriques	4/15/2024 (3)								42,352	$591,382
	2/29/2024 (4)						33,244	$464,203
	6/15/2023 (5)						155,935	$2,177,398
	4/24/2023 (6)						20,061	$280,122
	4/24/2023 (7)								16,284	$227,382
	6/1/2022 (8)						14,187	$198,100
	2/3/2021 (9)						9,021	$125,965
Mark Lee	4/11/2024 (3)								11,761	$164,225
	2/29/2024 (4)						27,703	$386,831
	4/24/2023 (6)						10,028	$140,026
	4/24/2023 (7)								2,713	$37,883
	6/1/2022 (8)						10,047	$140,291
Jennifer Phillips	4/11/2024 (3)								6,256	$87,356
	2/29/2024 (4)						14,776	$206,325
	4/24/2023 (6)						8,916	$124,499
	4/24/2023 (7)								2,405	$33,582
	6/1/2022 (8)						7,032	$98,191
	7/2/2021 (10)	41,639			$81.51	7/2/2031
	3/12/2021 (11)	10,409			$7.69	3/12/2031
	12/9/2020 (12)	13,012			$7.69	12/9/2030
	12/9/2020 (12)	10,305			$7.69	12/9/2030
Drew Sievers	4/11/2024 (13)								5,231	$73,043
	5/11/2021 (12)	41,639			$24.45	9/30/2027
Johnathan Short (14)	4/11/2024								6,536	$91,265
	2/29/2024						11,254	$157,145
	4/24/2023						5,056	$70,599
	4/24/2023								1,481	$20,680
	8/30/2022						711	$9,928
	8/30/2022						9,034	$126,146

(1) All options awards were granted under our 2018 Plan. All stock awards were granted under our 2022 Plan. Vesting of all awards in this table are subject to the grantee's continued services to the Company through the applicable vesting date. The vesting of the awards may be subject to acceleration as described in "Executive Compensation Program - Employment Agreements."

(2) Calculated based on the fair market value of our common stock on the last trading date of fiscal year 2024 as reported on the NYSE.

(3) 100% of the shares underlying this three-year vesting PSU award were eligible to vest based on the extent of achievement of the PSU Performance Goal. Our Compensation Committee and Board certified 96% achievement of the PSU Performance Goal as described in "Elements of Compensation - Annual Equity Compensation." The amounts shown in this table assume that this certification was made as of December 31, 2024.

(4) 1/3rd of the shares underlying this RSU award vested on January 1, 2025, with the remaining shares to vest in 24 equal monthly installments thereafter.

(5) Represents the RSU award approved at our 2023 annual meeting of stockholders subject to market-based conditions (the "CEO RSU Award"). Up to 100% of the shares underlying the CEO RSU Award are eligible to vest in three separate tranches if the Company achieves the following three separate stock-price performance metrics, subject to Mr. Rodriques' continued services to the Company through the applicable vesting dates: 1) 40,893 RSUs shall vest if the closing price average of our common stock meets or exceeds a price of $60.00 for any trailing 20 trading day period following June 15, 2023, 2) an additional 55,146 RSUs shall vest if the closing price average of our common stock meets or exceeds a price of $120.00 for any trailing 20 trading day period following June 15, 2023, and 3) the remaining 59,896 RSUs shall vest if the closing price average of our common stock meets or exceeds a price of $180.00 for any trailing 20 trading day period following June 15, 2023.

(6) 1/3rd of the shares underlying this RSU award vested on January 1, 2024, with the remaining shares to vest in 24 equal monthly installments thereafter.

(7) 100% of the shares underlying this three-year vesting PSU award were eligible to vest based on the extent of achievement of the Company's fiscal year 2023 PSU performance goal. Based on the Company's performance in 2023 against such performance goal, our Compensation Committee and Board certified 88% achievement. Accordingly, 1/3rd of the PSUs vested on the certification date, with the remaining PSUs to vest in 24 equal monthly installments.

(8) The shares underlying this RSU award vest pursuant to the following time-vesting schedule: (i) 1/3rd vested on March 21, 2023 (the “First Tranche”), (ii) 1/3rd vested on March 21, 2024 (the “Second Tranche”), and (iii) 1/3rd vest on March 21, 2025 (the “Third Tranche”). These three tranches are eligible for accelerated vesting as follows: (i) the First Tranche will immediately vest if the Company’s stock price meets or exceeds a price of $187.50 for 20 trading days within any 30 trading day period but prior to the vesting date of the First Tranche under the time-vesting schedule, in which case the Second Tranche and Third Tranche will have their time-vesting component accelerated by six months; and (ii) the Second Tranche will immediately vest if the stock price meets or exceeds a closing price of $225.00 for 20 trading days within any 30 trading day period but prior to the vesting date of the Second Tranche under the time-vesting schedule, in which case the Third Tranche will have its time-vesting component accelerated by an additional six months. This award will vest in accordance with such vesting provisions in the event the stock price triggers are achieved through the date of a change in control of the Company.

(9) The amount reflects the number of shares issued upon the early exercise of a stock option grant that remain subject to the Company’s repurchase right. 1/60th of the shares vest on a monthly basis as Mr. Rodriques completes each month of continuous service after the vesting commencement date of January 19, 2021.

(10) 1/48th of the shares underlying this stock option grant vested on May 1, 2021, and the remaining shares vest in equal monthly installments thereafter.

(11) 1/4th of the shares underlying this stock option grant vested on January 1, 2022, and the remaining shares vest in equal monthly installments thereafter.

(12) 100% of the shares underlying this stock option grant were fully vested as of December 31, 2024.

(13) The amount reflects the total number of PSUs eligible to vest as of December 31, 2024 (and assuming certification occurred as of December 31, 2024) pursuant to the terms of the Sievers Separation Agreement and Sievers Consulting Agreement. For more information, see "Executive Compensation Program - Employment Agreements."

(14) The amounts in each row for Mr. Short represent the remaining CIC RSUs eligible for acceleration as of December 31, 2024. For more information, see "Executive Compensation Program - Employment Agreements."

Option Exercises and Stock Vested Table

The following table presents information concerning the aggregate number of shares of our common stock which were acquired upon the settlement of vested RSU awards during fiscal year 2024 by each of our NEOs. None of our NEOs exercised stock options in fiscal year 2024. All share amounts and values realized on settlement have been adjusted to reflect the Reverse Split.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Kelly Rodriques	70,769	$2,060,072
Mark Lee	47,280	$1,314,403
Jennifer Phillips	141,623	$3,987,784
Drew Sievers	71,229	$1,727,813
Johnathan Short	64,320	$1,588,341

(1) Reflects the aggregate number of shares underlying vested RSU awards that settled in fiscal year 2024. Amounts for Mr. Sievers and Mr. Short also include 1) amounts accelerated in connection with their respective separation agreements and 2) amounts settled in connection with their respective consulting agreements. For more information, see "Executive Compensation Program - Employment Agreements."

(2) Calculated by multiplying the fair market value of our common stock on the settlement date by the number of shares of common stock acquired upon settlement.

Potential Payments Upon Termination or Change in Control

As noted in “Executive Compensation Program – Employment Agreements,” each of our NEOs is entitled to certain payments upon a qualifying termination of employment, including in connection with a change in control of the Company. A narrative disclosure of these potential payments for each NEO is provided below.

Potential Payments to Mr. Rodriques

Pursuant to the Rodriques Agreement, if outside a Change in Control Period, Mr. Rodriques is (a) terminated by the Company other than in connection with Disability or for Cause (b) or Mr. Rodriques resigns for Good Reason, Mr. Rodriques shall be entitled to the following (each of the preceding capitalized terms, as defined in the Rodriques Agreement):

•a lump sum cash payment equal to the amount of his base salary, as in effect on the date his employment terminates, that he would have received had he remained employed for the remainder of the Term;

•a lump sum cash payment equal to three times the greater of (1) the average of the last three annual bonuses paid to him by the Company or any of its affiliates prior to the date his employment terminates and (2) the last annual bonus received by him from the Company or any of its affiliates prior to the date his employment terminates;

•except with respect to the CEO RSU Award (as defined in “Executive Compensation Tables - Outstanding Equity Awards Table") which shall be governed by its terms, the Company shall (1) for time-vested options or other equity based grants (including performance based grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate his right to exercise 100% of such options and vest in 100% of such equity grants so that he has the right to exercise 100% of such options and receive 100% of such equity grants, (2) for performance based grants for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest all tranches of such performance grants on the date of such performance certification, and (3) treat Mr. Rodriques as if he had remained employed by the Company until the end of the Term so that the time period over which he has the right to exercise such options shall be the same as if there had been no termination of his employment until the end of the Term; and

•continued provision of health care benefits for up to 18 months after the termination of employment to the extent Mr. Rodriques is eligible under applicable law (the “Continuation Coverage”).

Pursuant to the Rodriques Agreement, if during a Change in Control Period, Mr. Rodriques is (a) terminated by the Company other than in connection with Disability or for Cause or (b) Mr. Rodriques resigns for Good Reason, Mr. Rodriques shall be entitled to the following:

•a lump sum cash payment equal to three times the amount of his base salary, as in effect on the date his employment terminates;

•a lump sum cash payment equal to three times the greater of (1) the average of the last three annual bonuses paid to him by the Company or any of its affiliates prior to the date his employment terminates, (2) the last annual bonus paid to him by the Company or any of its affiliates prior to the effective date of a Change in Control, and (3) the last annual bonus paid to him by the Company or any of its affiliates prior to the date his employment terminates;

•except with respect to the CEO RSU Award, which shall be governed by its terms, the Company shall (1) for time-vested options or equity based grants (including performance based grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate his right to exercise 100% of such options and vest in 100% of such equity grants so that he has the right to exercise 100% of such options and receive 100% of such equity grants, (2) for performance based grants for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest all tranches of such performance grants on the date of such performance certification, and (3) treat Mr. Rodriques as if he had remained employed by the Company until the end of the three year period which starts on the date his employment terminates so that the time period over which he has the right to exercise such options shall be the same as if there had been no termination of his employment until the end of such three year period; and

•the Continuation Coverage.

Such payments are contingent on execution of a general release of claims in favor of the Company.

Potential Payments to Mr. Lee

Pursuant to the Form Executive Employment Agreement, if Mr. Lee is (a) terminated by the Company other than in connection with a Disability or for Cause (a “Without Cause Termination”) or (b) he resigns for Good Reason (a “Good Reason Termination”), he is entitled to the following benefits below (each of the preceding capitalized terms, as defined in the Form Executive Employment Agreement). As noted in “Executive Compensation Program – Employment Agreements,” Mr. Lee terminated as our Chief Financial Officer effective January 20, 2025 and entered into the Lee Separation Agreement. For more information on the actual payments made to Mr. Lee in connection with his termination, see “Executive Compensation Program – Employment Agreements.”

•a payment of the executive's base salary (as in effect on the date the executive’s employment terminates) for a period equal to the following: (1) in case of a Without Cause Termination, the lesser of 12 months and the number of whole months that the executive was employed by the Company prior to such termination or (2) in the case of a Good Reason Termination, 18 months (such relevant time period from (1) or (2), the “Severance Period”), in each case, in payable in substantially equal installments in accordance with the Company’s payroll practice during the Severance Period;

•a lump sum cash payment equal to the Multiplier (defined as the quotient of the number of months in the Severance Period divided by 12) times the greater of (a) the average of the last two annual bonuses received by the executive from the Company prior to the date the executive's employment terminates, (b) the last annual bonus received by the executive from the Company prior to the date the executive's employment terminates, and (c) if the executive has been continuously employed with the Company for less than two years as of the date the executive's employment terminates, the average of (i) the last annual bonus received by the executive from the Company or any of its affiliates prior to the date the executive's employment terminates and (ii) the executive’s target annual bonus for the year in which the executive's employment terminates (if the executive has not yet received a bonus as described in (i), the executive's target bonus alone will be deemed the “average”);

•with respect to options or other equity based grants made to the executive, the Company shall (1) for time-vested options or other equity based grants (including performance based grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate the executive's right to exercise all options that would have become exercisable through the end of the Severance Period and vest in all such equity grants that would have vested through the end of the Severance Period, (2) for performance based grants for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest all tranches of such performance grants on the date of such performance certification, and (3) treat the executive as if the executive had remained employed by the Company until the end of the Severance Period so that the time period over which the executive has the right to exercise such options shall be the same as if there had been no termination of the executive's employment until the end of the Severance Period; and

•reimbursement on an after-tax basis for the premium expenses the executive incurs to participate in health care continuation coverage under COBRA for the duration of the Severance Period to the extent the executive is eligible under applicable law.

Pursuant to the Form Executive Employment Agreement, if during a Change in Control Period, the executive is (a) terminated by the Company other than in connection with a Disability or for Cause or (b) the executive resigns for Good Reason, the executive shall be entitled to the following:

•a lump sum cash payment equal to 18 months of the executive’s base salary as in effect on the date the executive's employment terminates;

•a lump sum cash payment equal to one and one-half times the greater of (a) the average of the last two annual bonuses received by the executive from the Company prior to the date the executive’s employment terminates, (b) the last annual bonus received by the executive from the Company prior to the effective date of a Change in Control, (c) the last annual bonus received by the executive from the Company prior to the date the executive’s employment terminates, and (d) if the executive has been continuously employed with the Company for less than two years as of the date the executive's employment terminates, the average of (i) the last annual bonus received by the executive from the Company prior to the date the executive's employment terminates and (ii) the executive’s target annual bonus for the year in which the executive's employment terminates (if the executive has not yet received a bonus as described in (i), the executive's target bonus alone will be deemed the “average” hereunder);

•with respect to options or other equity based grants made to the executive, the Company shall (1) for time-vested options or other equity based grants (including performance based grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate the executive's right to exercise 100% of such options and vest in 100% of such equity grants so that the executive has the right to exercise 100% of such options and receive 100% of such equity grants, (2) for performance based grants for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest all tranches of such performance grants on the date of such performance certification, and (3) treat the executive as if the executive had remained employed by the Company until the end of the 18-month period following the date the executive's employment terminates (the “Change in Control Severance Period”) so that the time period over which the executive has the right to exercise such options shall be the same as if there had been no termination of the executive's employment until the end of such Change in Control Severance Period; and

•reimbursement on an after-tax basis for the premium expenses the executive incurs to participate in health care continuation coverage under COBRA for the duration of the Change in Control Severance Period to the extent the executive is eligible under applicable law.

Such payments are contingent on execution of a general release of claims in favor of the Company.

Potential Payments to Ms. Phillips

The current payments Ms. Phillips is entitled to upon a qualifying termination of employment, including in connection with a change in control of the Company, are on the same terms as Mr. Lee pursuant to the Form Executive Employment Agreement. As noted in “Executive Compensation Program – Employment Agreements,” Ms. Phillips will terminate as our Chief Revenue and Growth Officer effective June 26, 2025 and has entered into the Phillips Separation Agreement. For more information on the actual payments to be made to Ms. Phillips in connection with her termination, see “Executive Compensation Program – Employment Agreements.”

Potential Payments to Mr. Sievers

The payments Mr. Sievers was entitled to upon a qualifying termination of employment, including in connection with a change in control of the Company, were on the same terms as Mr. Lee pursuant to the Form Executive Employment Agreement. As noted in “Executive Compensation Program – Employment Agreements,” Mr. Sievers terminated as our Chief Operating Officer effective September 30, 2024 and entered into the Sievers Separation Agreement and Sievers Consulting Agreement. For more information on the actual payments made to Mr. Sievers in connection with his termination, see “Executive Compensation Program – Employment Agreements.”

Potential Payments to Mr. Short

Pursuant to the Short Offer Letter, in the event Mr. Short was terminated by the Company without "cause" or for “good reason,” then he would be entitled to the following payments subject to his execution of a release and subject to not breaching any of his post-employment contractual obligations to the Company: 1) a lump sum payment equal to the sum of 12 months of his then-current base salary and any then-unpaid bonus from a prior calendar year and prorated target bonus for the year of termination at target level, 2) Company-paid COBRA premiums for the executive and his eligible dependents for a period of 12 months following termination, and 3) accelerated vesting with respect to the time-vesting requirements of 20% of any then unvested equity award that had been granted. Mr. Short was also eligible to receive enhanced severance payments and benefits if such a qualifying termination of employment occurred within six months prior to or 12 months following a Sale Event. In connection with such a termination, Mr. Short was also eligible to receive the following payments and benefits subject to his execution of a release and subject to not breaching any of his post-employment contractual obligations to the Company: 1) a lump sum payment equal to the sum of 18 months of his then-current base salary, any then-unpaid bonus from a prior calendar year, and a pro rata target bonus for the year of termination at target level, 2) 100% of all unvested equity that had been granted prior to the date of termination shall become fully vested, and 3) Company-paid COBRA premiums for the executive and his eligible dependents for a period of 18 months following termination.

As noted in “Executive Compensation Program – Employment Agreements,” Mr. Short terminated as our Chief Legal Officer effective May 31, 2024 and entered into the Short Separation Agreement and Short Consulting Agreement. For more information on the actual payments made to Mr. Short in connection with his termination, see “Executive Compensation Program – Employment Agreements.”

Amount of Payments Upon Termination at Fiscal Year 2024 End

The following table sets forth 1) the potential payments that would have been provided to Mr. Rodriques under each of the circumstances specified below if he had terminated employment with us effective December 31, 2024 and 2) the actual payments payable to Mr. Lee, Ms. Phillips, Mr. Sievers, and Mr. Short under their respective separation agreements and consulting arrangements, as applicable.

	Qualifying Termination Not in Connection with a Change in Control					Qualifying Termination in Connection with a Change in Control
Name	Salary Severance ($) (1)	Bonus Severance ($) (2)	Continued Benefits ($) (3)	Equity Acceleration ($) (4)	Total ($)	Salary Severance ($) (5)	Bonus Severance ($) (2)	Continued Benefits ($) (3)	Equity Acceleration ($) (4)	Total ($)
Kelly Rodriques	1,725,000	2,315,814	38,568	1,887,154	5,966,536	1,725,000	2,315,814	38,568	1,887,154	5,966,536
Mark Lee	630,000	572,095	43,658	722,918	1,968,671	—	—	—	—	—
Jennifer Phillips	897,471	459,941	13,893	278,753	1,650,058	—	—	—	—	—
Drew Sievers	728,846	576,540	6,713	471,464	1,783,563	—	—	—	—	—
Johnathan Short	600,000	125,000	38,180	588,157	1,351,337	—	—	—	—	—

(1) With respect to Mr. Rodriques, amount reflects a lump sum payment equal to the base salary he would have received assuming he remained employed through the remainder of a full Term of three years. With respect to Ms. Phillips, Mr. Sievers, and Mr. Short, amounts includes salary severance payable under their respective separation agreements as well as consulting service payments.

(2) With respect to Mr. Rodriques, amount reflects a lump sum payment equal to three times his annual incentive bonus earned in fiscal year 2024.

(3) With respect to Mr. Rodriques, amount reflects the Continuation Coverage for a period of 18 months.

(4) With respect to Mr. Rodriques, amounts reported reflect 1) 100% accelerated vesting of all unvested time-based equity as of the date of the termination and 2) 100% accelerated vesting of all unvested performance-based equity in the amounts certified by the Compensation Committee and Board as of the date of termination. In the case of the CEO RSU Award, since the performance metrics would not be achieved upon a change in control as of December 31, 2024, we included a value of $0 given that the CEO RSU Award would not vest. For RSU awards or early-exercised options subject to a Company repurchase right, amounts included are based on the market price of our common stock on a vesting date at fiscal year 2024 end (as reported on the NYSE), multiplied by the number of shares vested. For option awards, amounts included are based on the market price of our common stock on a date of exercise at fiscal year 2024 end (as reported on the NYSE), less the option exercise price paid for the shares, multiplied by the number of shares for which the option was exercised.

(5) With respect to Mr. Rodriques, amount reflects a lump sum payment equal to three times his current annual base salary.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and our financial performance for each of the last three completed fiscal years. In determining the compensation actually paid ("CAP") to our principal executive officer ("PEO") and other NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in each such previous year, as the valuation methods for this disclosure under Item 402(v) differ from those required in reporting the compensation information in the Summary Compensation Table. For our NEOs other than our PEO, compensation is reported as an average.

For further information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance in the long-term, see “Executive Compensation – Executive Compensation Program.”

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (5)	Net Loss (millions) (6)	Company Selected Measure: Net Revenue (millions) (7)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)
2024	$4,226,783	$(8,022,572)	$2,588,519	$339,637	$9.21	$66.33	$78.70
2023	$5,072,007	$14,665,987	$2,373,666	$4,546,071	$33.93	$90.22	$69.40
2022	$22,465,554	$(3,039,978)	$10,274,019	$1,480,872	$17.11	$111.86	$68.90

(1) The dollar amounts reported in column (b) are the amounts of total compensation reported for Kelly Rodriques, our PEO, for each corresponding year in the “Total” column of the Summary Compensation Table.

(2) The dollar amounts reported in column (c) represent the amount of CAP to Mr. Rodriques, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Rodriques during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Rodriques’ total compensation for each year to determine the CAP:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2024	$4,226,783	$(2,764,176)	$(9,485,179)	$(8,022,572)
2023	$5,072,007	$(3,656,545)	$13,250,525	$14,665,987
2022	$22,465,554	$(12,934,632)	$(12,570,900)	$(3,039,978)

(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and "Option Awards" columns in the Summary Compensation Table for the applicable year.

(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2024	$1,080,364	$(8,172,105)	$336,303	$(2,259,704)	$470,037	$—	$(9,485,179)
2023	$8,159,673	$5,017,472	$—	$73,381	$—	$—	$13,250,525
2022	$1,104,487	$(18,505,304)	$—	$4,829,917	$—	$—	$(12,570,900)

(3) The dollar amounts reported in column (d) represent the average of the amounts reported for the NEOs as a group (excluding Mr. Rodriques) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Rodriques) included for purposes of calculating the average amounts in each applicable year are as follows: for 2024 and 2023, Mark Lee, Jennifer Phillips, Drew Sievers, and Johnathan Short; for 2022, Mark Lee, Johnathan Short, and Jose Cobos.

(4) The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding Mr. Rodriques), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Rodriques) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Rodriques) for each year to determine the CAP, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Summary Compensation Table Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$2,588,519	$(1,133,109)	$(1,115,773)	$339,637
2023	$2,373,666	$(968,824)	$3,141,230	$4,546,071
2022	$10,274,019	$(7,379,657)	$(1,413,490)	$1,480,872

(a) The amounts reported represent the average of the sum of the amounts reported in the “Stock Awards” and "Option Awards" columns in the Summary Compensation Table for the applicable fiscal year.

(b) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2024	$295,035	$(580,708)	$287,020	$(1,048,835)	$(68,284)	$—	$(1,115,773)
2023	$2,276,073	$733,253	$—	$131,094	$—	$—	$3,141,230
2022	$788,894	$(569,577)	$152,714	$(1,785,521)	$—	$—	$(1,413,490)

(5) Cumulative Total Shareholder Return ("TSR") is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6) The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year.

(7) As noted in “Executive Compensation – Elements of Compensation,” we measure Company performance based on total revenue, less transaction-based expenses (as calculated in accordance with U.S. GAAP) and Adjusted EBITDA. We have selected revenue as the Company-selected metric in the table above.

Analysis of the Information Presented in the Pay Versus Performance Table

As described in greater detail in “Executive Compensation – Executive Compensation Program,” the overall objective of our executive compensation program is to attract, retain, and incentivize highly talented individuals that embody our mission. We do this by designing programs that tie executive compensation to individual performance, overall company performance, and the interests of our stockholders. Our executive compensation is designed with a mix of short-term and long-term components, with cash and equity elements in proportions that we believe provide appropriate incentive to retain our executives and management team and help to achieve success in our business.

While our Compensation Committee and Board utilize performance measures to align executive compensation with Company performance, we generally seek to incentivize long-term performance, and therefore do not specifically align the Company’s performance measures with CAP for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

CAP and TSR of the Company and Select Index

The following graph reflects the relationship between our 1) Summary Compensation Table total for our PEO and average non-PEO NEOs for the applicable years, 2) CAP to our PEO and average non-PEO NEOs for the applicable years, and 3) the Company’s cumulative TSR, assuming an initial fixed investment of $100 on March 21, 2022 (the first date our common stock began trading on the NYSE after the closing of the Business Combination) through December 31, 2024.

CAP and Net Loss

The following graph reflects the relationship between our 1) Summary Compensation Table total for our PEO and average non-PEO NEOs for the applicable years, 2) CAP to our PEO and average non-PEO NEOs for the applicable years, and 3) the Company’s net loss for the applicable years.

CAP and Net Revenue

The following graph reflects the relationship between our 1) Summary Compensation Table total for our PEO and average non-PEO NEOs for the applicable years, 2) CAP to our PEO and average non-PEO NEOs for the applicable years, and 3) the Company’s net revenue for the applicable years.

Tabular List of Financial Performance Measures

As described in greater detail in “Executive Compensation – Executive Compensation Program,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The financial performance measures we use to link CAP to our NEOs to Company performance for the most recently completed fiscal year are 1) total revenue, less transaction-based expenses (as calculated in accordance with U.S. GAAP) and 2)

Adjusted EBITDA. We do not use other financial performance measures to link CAP to our NEOs to Company performance at this time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with our executive officers and directors discussed in “Executive Compensation” and "Non-Employee Director Compensation," including employment, termination of employment, and change in control arrangements (as applicable), the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:

•The Company has been or will be a participant;

•The amount involved exceeded or exceeds $120,000; and

•Any of the Company's directors (including new director nominees), executive officers, or holders of more than 5% of our common stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Registration Rights Agreement

At the closing of our Business Combination on March 21, 2022, Motive Capital Funds Sponsor, LLC (the "Sponsor"), the Company, and certain shareholders (the “RRA Holders”), entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") certain shares of common stock and other equity securities of the Company held by the RRA Holders from time to time. Pursuant to the terms of the A&R Registration Rights Agreement, we filed a registration statement with the SEC to register the resale of such securities held by or issuable to the RRA Holders, and subject to other rights and obligations of the parties, we are required to maintain the effectiveness of this registration statement for the benefit of the RRA Holders.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. In addition to such indemnification agreements, our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Sponsor Support Agreement

To facilitate our Business Combination, Motive, Forge Global, Inc., the Sponsor, and other holders of Motive Class B ordinary shares ("Motive Class B Shares") entered into the Sponsor Support Agreement dated September 13, 2021 (the "Sponsor Support Agreement"). Pursuant to the Sponsor Support Agreement, the Sponsor and such holders of Motive Class B Shares agreed to 1) vote all shares of Motive stock they own in favor of the transactions contemplated by the Agreement and Plan of Merger dated September 13, 2021 (the "Merger Agreement") and 2) waive certain anti-dilution rights with respect to their Motive Class B Shares.

Additionally, pursuant to the Sponsor Support Agreement, the Sponsor agreed to certain transfer restrictions with respect to certain shares (the "Lockup Shares") and private placement warrants (the "Lockup Warrants," and together with the Lockup Shares, the "Lockup Securities") as follows: 1) one-third of the Lockup Shares are subject to a one year lock-up, to be released from such lock-up if the closing price of our common stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days after the closing of the Business Combination, 2) one-third of the Lockup Warrants are subject to a six month lock-up, 3) one-third of the Lockup Securities are subject to a three year lock-up, to be released from such lock-up no earlier than six months after the closing of the Business Combination if the closing price of our common stock equals or exceeds $12.50 for any 20 trading days in a 30-consecutive trading day period after the closing of the Business Combination, and 4) one-third of the Lockup Securities are subject to a three year lock-up, to be released from such lock-up no earlier than six months after the closing of the Business Combination if the closing price our common stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period after the closing of the Business Combination. All of these restrictions have expired as of the filing date of this proxy statement.

Forge Europe

On September 7, 2022, the Company and Deutsche Börse Aktiengesellschaft (“DBAG,” and together with the Company, the “Investors”) entered into certain agreements (the “Forge Europe Agreements”) to form Forge Europe GmbH (“Forge Europe”). Upon formation, the Investors contributed to Forge Europe an aggregate cash amount of $14.1 million (the "Cash Consideration") and certain of the Company's intangible assets. $4.6 million of the Cash Consideration was contributed by the Company and $9.5 million was contributed by DBAG. The Company has a majority ownership interest in Forge Europe and accounts for Forge Europe as a fully consolidated subsidiary. DBAG is a beneficial owner of more than 5% of our common stock. Christoph Hansmeyer, a former member of our Board and a former employee of DBAG, was involved in the negotiation of the Forge Europe Agreements on behalf of DBAG. Mr. Hansmeyer recused himself from the Audit Committee's approval of the Forge Europe Agreements as a Related Person Transaction (as defined below). Eric Leupold, a former member of our Board and a current employee of DBAG, was also involved in the negotiation of the Forge Europe Agreements on behalf of DBAG, but was not a member of our Board during such negotiations.

Other Related Person Transactions

A family member of Jennifer Phillips, our Chief Revenue and Growth Officer, is a portfolio manager for investment funds that engage in secondary transactions on the Company's marketplace from time to time in the ordinary course of business. One of such funds is also a client of the Company's data and related products. From January 1, 2023 to present, the total transaction volume for such transactions was approximately $16.45 million and the aggregate revenue (less any applicable transaction-based expenses) that the Company received from the funds for such transactions was approximately $294,075. All such transactions were executed on terms no more favorable than those generally available to an unaffiliated third-party under the same or similar circumstances.

Related Person Transactions Policy

Our Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “Related Person Transaction” is a transaction, arrangement, or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•Any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of our Board;

•Any person who is known by the Company to be the beneficial owner of more than 5% of our voting stock;

•Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, officer, or a beneficial owner of more than 5% of our voting stock, and any person sharing the household of such director, executive officer, or beneficial owner of more than 5% of our voting stock; or

•Any firm, corporation, or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Pursuant to these policies and procedures, our Audit Committee reviews the material facts of all Related Person Transactions. In reviewing any Related Person Transaction, the Audit Committee takes into account, among other factors that it deems appropriate, whether the Related Person Transaction is on terms no more favorable to the Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances, and the extent of the Related Person’s interest in the Related Person Transaction. In connection with this review, the Company provides the Audit Committee with all material information regarding such Related Person Transaction, the interest of the Related Person, and any potential disclosure obligations of the Company in connection with such Related Person Transaction. Following its review, the Audit Committee determines whether or not to approve or ratify any Related Person Transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 15, 2025 for:

•each person or group known to us who beneficially owns more than 5% of our common stock;

•each of our directors and director nominees;

•each of our NEOs; and

•all of our directors and executive officers as a group.

Each stockholder’s percentage ownership is based on 12,643,271 shares of our common stock outstanding as of April 15, 2025. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of the Beneficial Ownership Date are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Forge Global Holdings, Inc., 4 Embarcadero Center, Floor 15, San Francisco, CA 94111. Beneficial ownership representing less than 1% is denoted with an asterisk (*). All share amounts have been adjusted to reflect the Reverse Split.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	%
Greater than 5% Holders:
Paul Luc Robert Heyvaert and Entities Affiliated with Motive Partners (1)	2,107,775	16.05
Deutsche Börse AG (2)	1,617,499	12.79
Directors and NEOs:
Kelly Rodriques (3)	343,505	2.71
Kimberley Vogel (4)	19,893	*
Debra Chrapaty (5)	21,480	*
Asiff Hirji (6)	83,110	*
Ashwin Kumar (7)	15,673	*
Larry Leibowitz (8)	10,885	*
Brian McDonald	—	*
Mark Lee (9)	168,238	1.33
Jennifer Phillips (10)	78,756	*
Drew Sievers (11)	48,539	*
Johnathan Short (12)	22,968	*
All Directors and Executive Officers as a Group	573,302	4.50
___________________
*Less than one percent.

(1) Includes (i) 133,054 shares of common stock held by Motive Capital Fund I-A, LP (“MC Fund I-A”), (ii) 168,436 shares of common stock held by Motive Capital Fund I-B, LP (“MC Fund I-B”), (iii) 9,619 shares of common stock held by Motive Capital Fund I-MPF, LP (“MC Fund I-MPF”), (iv) 622,222 shares of common stock held by MCF2 FG Aggregator, LLC (“MCF2 FG Aggregator”), and (v) 682,000 shares of common stock and warrants to purchase 492,444 shares of common stock held by the Sponsor. The members of MCF2 FG Aggregator are Motive Capital Fund II-A, LP (“MC Fund II-A”), Motive Capital Fund II-B, LP (“MC Fund II-B”), and Motive Capital Fund II-MPF, LP (“MC Fund II-MPF”). The general partner of MC Fund I-A, MC Fund I-B, and MC Fund I-MPF is Motive Capital Fund I GP, LP (“MC-I General Partner”). The manager of MCF2 FG Aggregator is Motive Capital Fund II GP, LP (“MC-II General Partner”). The general partner of MC Fund II-A, MC Fund II-B, and MC Fund II-MPF is MC-II General Partner. The general partner of MC-I General Partner and MC-II General Partner and the manager of Sponsor is Motive Partners GP, LLC (“Manager”). The sole member of the Manager is Rob Exploration, LLC (“Exploration”), of which Paul Luc Robert Heyvaert is the sole member. Each of MC Fund II-A, MC Fund II-B, MC Fund II-MPF, MC-I General Partner, MC-II General Partner, Manager, Exploration, and Paul Luc Robert Heyvaert may be deemed to have beneficial ownership of the shares of common stock and warrants reported herein to the extent of their pecuniary interests therein. The address of the entities listed herein and Mr. Heyvaert is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.

(2) Includes (i) 1,614,146 shares of common stock and (ii) 3,353 warrants to purchase common stock exercisable within 60 days of April 15, 2025. The address of Deutsche Börse AG is Mergenthalerallee 61, 65760 Eschborn, Germany.

(3) Includes (i) 325,890 shares of common stock directly held by Mr. Rodriques (certain of which are shares of common stock underlying early exercised stock options that remain subject to the Company's repurchase right), (ii) 4,651 shares of common stock held indirectly through an IRA, (iii) warrants to purchase 60 shares of common stock exercisable within 60 days of April 15, 2025 directly held by Mr. Rodriques, (iv) warrants to purchase 418 shares of common stock exercisable within 60 days of April 15, 2025 held indirectly through an IRA, and (v) 10,814 shares issuable upon the vesting of RSUs within 60 days of April 15, 2025. Does not include 155,935 shares of common stock underlying the CEO RSU Award. Also includes warrants to purchase 1,672 shares of common stock exercisable within 60 days of April 15, 2025 held by Operative Capital LP ("Operative LP"). Mr. Rodriques is a managing member of the ultimate general partner of Operative LP and thus may be deemed to be the beneficial owner of the shares held by such entity. Mr. Rodriques disclaims beneficial ownership of all securities held by Operative LP except to the extent of his pecuniary interest therein, if any.

(4) Includes (i) 16,027 shares of common stock directly held by Ms. Vogel, (ii) 2,200 shares of common stock held indirectly by the Kim Vogel, Inc. Defined Benefit Plan, and (iii) 1,666 shares issuable upon the vesting of RSUs within 60 days of April 15, 2025.

(5) Includes (i) 18,991 shares of common stock held by Ms. Chrapaty and (ii) 2,489 shares issuable upon the vesting of RSUs within 60 days of April 15, 2025.

(6) Includes (i) 46,403 shares of common stock directly held by Mr. Hirji, (ii) 16,967 shares of common stock held indirectly by the Hirjii-Wigglesworth 2021 Grantor Retained Annuity Trust, (iii) 13,359 shares of common stock held indirectly by Hirji-Wigglesworth Partners, LP (“HWP LP”), (iv) warrants to purchase 419 shares of common stock exercisable within 60 days of April 15, 2025 held indirectly by HWP LP, (v) 4,163 stock options exercisable within 60 days of April 15, 2025, and (vi) 1,799 shares issuable upon the vesting of RSUs within 60 days of April 15, 2025.

(7) Includes (i) 14,007 shares of common stock held by Mr. Kumar and (ii) 1,666 shares issuable upon the vesting of RSUs within 60 days of April 15, 2025.

(8) Includes (i) 8,509 shares of common stock held by Mr. Leibowitz and (ii) 2,376 shares issuable upon the vesting of RSUs within 60 days of April 15, 2025.

(9) Includes (i) 165,370 shares of common stock held by Mr. Lee and (iii) 2,868 shares issuable upon the vesting of RSUs within 60 days of April 15, 2025. Mr. Lee terminated as the Company's Chief Financial Officer in January 2025.

(10) Includes (i) warrants to purchase 87 shares of common stock exercisable within 60 days of April 15, 2025, (ii) 75,365 stock options exercisable within 60 days of April 15, 2025, and (iii) 3,304 shares issuable upon the vesting of RSUs within 60 days of April 15, 2025.

(11) Includes (i) 5,228 shares of common stock held by Mr. Sievers and (ii) 41,639 stock options exercisable within 60 days of April 15, 2025. Also includes warrants to purchase 1,672 shares of common stock exercisable within 60 days of April 15, 2025 held by Operative LP. Mr. Sievers is a managing member of the ultimate general partner of Operative LP and thus may be deemed to be the beneficial owner of the shares held by such entity. Mr. Sievers disclaims beneficial ownership of all securities held by Operative LP except to the extent of his pecuniary interest therein, if any. Mr. Sievers terminated as the Company's Chief Operating Officer in September 2024.

(12) Includes 22,968 shares of common stock held by Mr. Short, who terminated as the Company's Chief Legal Officer in May 2024. Does not include the CIC RSUs as described in "Executive Compensation Program - Employment Agreements."

EQUITY COMPENSATION PLAN INFORMATION

The following chart sets forth certain information as of December 31, 2024, with respect to our equity compensation plans. Information included is for our 2018 Plan, 2022 Plan, and our 2022 Employee Stock Purchase Plan (the "2022 ESPP"), each of which was adopted with the approval of our stockholders. On February 10, 2025, our Board adopted our 2025 Inducement Plan (the "Inducement Plan"), for which stockholder approval was not required under the NYSE listing standards. Information for the Inducement Plan is not provided in the chart below as it was not adopted until after fiscal year 2024. All share amounts and exercise prices have been adjusted to reflect the Reverse Split.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (3)(4)
Equity compensation plans approved by stockholders (1)	468,722	32.22	58,820

(1) Includes our 2018 Plan, 2022 Plan, and our 2022 ESPP. The 2018 Plan was terminated in March 2022 in connection with the closing of our Business Combination and the adoption of the 2022 Plan. As such, we no longer grant awards under the 2018 Plan; however, all outstanding awards under the 2018 Plan remain subject to the terms of the 2018 Plan. To the extent outstanding options granted under the 2018 Plan are cancelled, forfeited, or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2018 Plan following the closing of our Business Combination, the number of shares registered hereby underlying such awards will be available for future awards under the 2022 Plan.

(2) RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.

(3) The number of shares of common stock reserved for issuance under the 2022 Plan will automatically increase annually on the first day of each calendar year (beginning on January 1, 2023) by an amount equal to 3% of the number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, or such lesser amount as determined by our Board.

(4) The 2022 ESPP provides that an additional number of shares of common stock will automatically be added to the shares authorized for issuance under the 2022 ESPP on January 1 of each year (beginning on January 1, 2023). The number of shares added each year will be equal to the lesser of (i) 1% of the outstanding shares of common stock on the immediately preceding December 31, (ii) 271,467 shares of common stock, or (iii) such lesser amount as determined by our Board.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm

Dismissal of EY

As previously disclosed in our Current Report on Form 8-K filed with the SEC on March 20, 2025 (the "Form 8-K"), our Audit Committee approved the dismissal of EY as the Company's independent registered public accounting firm on March 14, 2025. EY had been the Company's auditors since 2021.

The reports of EY on the Company’s consolidated financial statements for each of the two fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In the fiscal years ended December 31, 2024 and 2023 and in the subsequent interim period through March 14, 2025, there were no (a) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and EY on any matters of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in their report on the consolidated financial statements for such years, or (b) “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K.

Appointment of KPMG

As previously disclosed in the Form 8-K, our Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

During the fiscal years ended December 31, 2024 and 2023 and in the subsequent interim period through March 14, 2025, neither the Company nor anyone on our behalf consulted with KPMG with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for professional services rendered by EY for the integrated audit of the Company’s annual financial statements and fees billed for other services rendered by EY during our last two fiscal years. We did not incur any fees from KPMG during the last two fiscal years as they did not provide any services to the Company during this period.

	2024	2023
Audit Fees	$1,478,000	$1,435,000
Audit-Related Fees	$22,000	$25,000
All Other Fees	$40,000	$—
Total	$1,540,000	$1,460,000

In the above table, and in accordance with SEC definitions and rules: 1) “audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements, review of unaudited interim consolidated financial statements, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; 2) “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements; and 3) “all other fees” are fees for any services not included in the first two categories.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.

All services were pre-approved by our Audit Committee, which concluded that the provision of such services by EY was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related, and tax services specifically described by the Audit Committee and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised solely of independent directors (as defined by the NYSE listing standards) and met 7 times in 2024. Our Audit Committee operates under a written charter, which is posted on our website at https://ir.forgeglobal.com/governance/governance-documents.

As provided in its charter, the Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and EY the audited financial statements for fiscal year 2024. In fulfilling its oversight responsibilities, the Audit Committee:

•Reviewed and discussed the audited financial statements for fiscal year 2024 with our management.

•Discussed with our independent registered public accounting firm, EY, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

•Received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and discussed with EY the independence of EY.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report.

Respectfully submitted by:

Kimberley Vogel (Chair)
Ashwin Kumar

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

Availability of our Governance Documents

Copies of our certificate of incorporation, bylaws, Code of Conduct, Corporate Governance Guidelines, and Board committee charters are posted on and may be obtained through our website at https://ir.forgeglobal.com/governance/governance-documents/. You may also contact us in writing for physical copies at Forge Global Holdings, Inc., 4 Embarcadero Center, Floor 15, San Francisco, CA 94111, Attention: Corporate Secretary. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC, and to furnish copies of such reports to the Company. All such reports may be accessed electronically by means of the SEC’s website at www.sec.gov, as well as at our website at https://ir.forgeglobal.com/financials/sec-filings. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. Based solely on our review of the reports provided to us and on representations received from our directors and executive officers, we believe that all of our directors, executive officers, and persons who beneficially own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2024, other than the following due to administrative error: one Form 4 filing for Kelly Rodriques and one Form 4 filing for Catherine Dondzila.

Where to Find Additional Information

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly, and current reports and other information with the SEC. All such reports and information may be accessed electronically by means of the SEC’s website at www.sec.gov, as well as at our website at https://ir.forgeglobal.com/financials/sec-filings. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also contact us in writing for physical copies at Forge Global Holdings, Inc., 4 Embarcadero Center, Floor 15, San Francisco, CA 94111, Attention: Corporate Secretary.

APPENDIX A

AMENDMENT
TO THE
FORGE GLOBAL HOLDINGS, INC.
2022 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, Forge Global Holdings, Inc. (the “Company”) maintains the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan (as amended, the “Plan”), which was previously approved by the stockholders of the Company on March 15, 2022, and adopted by the Board of Directors of the Company (the “Board”) effective March 21, 2022;

WHEREAS, the Board desires to amend the Plan to increase the number of shares available for issuance under the Plan and increase the automatic evergreen;

WHEREAS, Section 16 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein;

WHEREAS, the Board approved such increases to the Plan on February 10, 2025, subject to stockholder approval; and

WHEREAS, this Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2025 Annual Meeting and if, for any reason, the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE:

1. Share Pool and Automatic Evergreen Revisions. The first two sentences of Section 3(a) of the Plan are hereby deleted in their entirety and replaced by the following:

“The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,058,793 shares (the “Initial Limit”), plus on January 1, 2023 and on each January 1 thereafter and ending on the tenth (10th) anniversary of the Effective Date, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by four (4) percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the Board based on the recommendations of its compensation committee, in all cases subject to adjustment as provided in this Section 3(c) (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Common Stock that may be issued in the form of Incentive Stock Options shall not exceed the lesser of the Initial Limit or 1,165,493 shares of Common Stock, in each case, cumulatively increased on January 1, 2023 and on each January 1 thereafter by the lesser of the Annual Increase and a number of shares of Common Stock equal to the Initial Limit.”

2. Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations. For the avoidance of doubt, the Plan shall continue in effect for a term of ten (10) years from the date of this Amendment.

3. Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.